Exhibit 10.1

Mailed 2/21/2006

Decision 06-02-033 February 16, 2006

BEFORE THE PUBLIC UTILITIES COMMISSION OF THE STATE OF CALIFORNIA

Application of PacifiCorp (U-901-E) and MidAmerican Energy Holdings Company for Exemption Under Section 853(b) from the Approval Requirements of Section 854(a) of the Public Utilities Code with Respect to the Acquisition of PacifiCorp by MidAmerican.

Application 05-07-010 (Filed July 15, 2005)

DECISION GRANTING CONDITIONAL APPROVAL OF THE ACQUISITION OF

PACIFICORP BY MIDAMERICAN ENERGY HOLDINGS COMPANY

-i-

-ii-

O P I N I O N

1.	Summary

This Decision grants authority under Pub. Util. Code § 854(a)1 to transfer control of PacifiCorp from Scottish Power PLC (ScottishPower) to MidAmerican Energy Holdings Company (MEHC). The authority granted by this Decision is subject to the conditions in Appendix D and any conditions subsequently adopted in other states that provide additional benefits or protections.

2.	Procedural Background

PacifiCorp and MEHC (referred to jointly hereafter as “Applicants”) filed Application (A.) 05-07-010 on July 15, 2005. In A.05-07-010, the Applicants state that MEHC has agreed to purchase PacifiCorp from ScottishPower, and the Applicants ask the Commission to use its authority under § 853(b) to exempt the transaction from the approval requirements of § 854(a).

Several parties protested the Application.2 A Prehearing Conference was held on September 9, 2005. In accordance with the Assigned Commissioner’s Ruling and Scoping Memo dated September 26, 2005, an all-party conference was held to discuss and resolve issues. On October 21, 2005, the Applicants and eight parties filed a joint settlement agreement. ORA did not join the settlement.3

______________
1	All section references are to the Public Utilities Code unless otherwise indicated.
2

The following parties filed protests: the Office of Ratepayer Advocates (ORA); Karuk Tribe of California; American Rivers, California Trout, and Trout Unlimited (filing jointly); Yurok Tribe; Hoopa Valley Tribe; and Friends of the River, Headwaters Institute For Fisheries Resources, Klamath Forest Alliance, Northcoast Environmental Center, Oregon Natural Resources Council, Pacific Coast Federation of Fishermen's Associations, Sierra Club, and Waterwatch of Oregon (filing jointly).

3	Since the inception of this proceeding, ORA’s name has been changed to the Division of Ratepayer Advocates (DRA). This Decision will henceforth use DRA.

Application 05-07-010 includes written testimony from several witnesses. DRA submitted reply testimony on October 19, 2005, and the Applicants submitted rebuttal testimony on October 27, 2005. The testimony was received in evidence pursuant to a ruling issued by the assigned Administrative Law Judge (ALJ) on November 28, 2005.

A public participation hearing was held in Yreka on November 3, 2005. A formal Commissioner hearing was held in San Francisco, on November 22, 2005, at which oral comments, argument, and legislative facts were received in accordance with Rule 8(f)(2). Opening and reply briefs were filed on November 21 and November 30, 2005, respectively. The briefs incorporated comments on the settlement agreement. This proceeding was submitted with the receipt of reply briefs.

3.	Application 05-07-010
A.	Description of the Applicants

PacifiCorp is a multi-state electric utility with customers in California, Idaho, Oregon, Utah, Washington, and Wyoming. A map of PacifiCorp’s service territory is contained in Appendix A of today’s Decision. PacifiCorp has 1.6 million customers and $12.5 billion of assets. Its revenues for the fiscal year ending March 31, 2005, were $3.0 billion. PacifiCorp has nearly 44,000 customers in California in a service area that straddles the California-Oregon border. PacifiCorp’s California revenues are approximately $65 million per year, or about 2.2% of total system sales.

PacifiCorp is owned by PacifiCorp Holdings, Inc. (PHI), a subsidiary of ScottishPower. ScottishPower is a publicly traded company with headquarters in Scotland. ScottishPower acquired PacifiCorp in 1999. At that time, ScottishPower was among the 25 largest investor-owned electric utilities in the world, with 5 million customers in the United Kingdom. The transaction was expected to provide PacifiCorp with better access to capital markets in Europe.4

MEHC is a privately-held company that is incorporated in Iowa. Its primary business is the global production and delivery of energy via several subsidiaries.5 MEHC’s major energy subsidiaries are as follows:

•

MidAmerican Energy Company (MEC) is an electric and gas utility. MEC provides electric service to 693,000 customers in Iowa, Illinois, and South Dakota, and gas service to 672,000 customers in Iowa, Illinois, South Dakota, and Nebraska. A map of MEC’s service territory is contained in Appendix A of today’s Decision.

•

CalEnergy Generation owns 14 geothermal power plants in the United States (U.S.) and the Philippines, several natural gas generating stations in the U.S., and a hydroelectric plant and irrigation project in the Philippines.

•	Kern River Gas Transmission Company owns nearly 1,700 miles of natural gas pipeline stretching from Wyoming to southern California.
•

Northern Natural Gas Company owns more than 16,500 miles of natural gas pipeline from Texas to the upper Midwest. The combined pipeline capacity of Kern River and Northern is nearly 6.2 billion cubic feet per day, or about 10 percent of all natural gas consumed in the U.S.

•	CE Electric UK Funding plc owns two electricity distribution businesses that serve 3.7 million customers in northeast England.

MEHC’s revenues in 2004 were $6.6 billion, and its assets on December 31, 2004, totaled $20 billion. MEHC’s ownership on January 31, 2005, was as follows: Berkshire Hathaway Inc. (80.48% economic interest); Walter Scott, Jr., and family interests (15.27% economic interest); David Sokol (2.91% economic interest); and Greg Abel (1.34% economic interest).6

______________
4	Decision (D.) 99-06-049, 86 CPUC2d 675, 678.
5	MEHC also has a large real estate brokerage subsidiary.
6	The economic interests are stated on a diluted basis.

Berkshire Hathaway currently holds 9.9% of the voting stock of MEHC and 41,263,395 shares of convertible preferred stock. In February 2006, Berkshire Hathaway will convert its preferred stock to common shares, increasing Berkshire Hathaway’s 9.9% common stock voting interest in MEHC to approximately 80.5% on a diluted basis. The result will be to match Berkshire Hathaway’s voting interest with its ownership interest.7

B.	Summary of the Proposed Transaction

On May 23, 2005, ScottishPower and MEHC reached an agreement to sell all of PacifiCorp’s common stock to MEHC for $5.1 billion in cash. Approximately $4.3 billion of outstanding long-term debt and preferred stock will remain at PacifiCorp. The transaction includes PacifiCorp’s subsidiaries that support its electric utility operations by providing coal mining, environmental remediation, and management of deforestation carbon credits.

ScottishPower desires to sell PacifiCorp because PacifiCorp needs at least $1 billion annually for capital investments over the next several years. After reviewing the magnitude of the required investment and the likely profile of the earnings from that investment, ScottishPower concluded that its shareholders’ interests would be best served by selling PacifiCorp.

MEHC’s corporate strategy is to invest in the energy industry based on its belief that such investments are stable and provide reasonable returns. The proposed acquisition of PacifiCorp advances MEHC’s strategy of owning a portfolio of high-quality energy businesses with sound assets, capable management, and predictable and reasonable earnings.

MEHC has created PPW Holdings LLC (PPW) to be the direct owner of PacifiCorp. PPW will receive an equity infusion of approximately $5.1 billion

______________
7	This will create a technical change in control of MEHC.

raised by MEHC through (1) the sale of $3.4 billion of equity securities to Berkshire Hathaway, and (2) the issuance of $1.7 billion of long-term senior notes, preferred stock, or other securities to third parties.8 If funds are not available from third parties, Berkshire Hathaway will make up the shortfall.

PPW will pay $5.1 billion in cash to PHI in exchange for 100% of the common stock of PacifiCorp. PPW will have no debt of its own for this transaction. The transaction is subject to customary closing conditions, including receipt of required state and federal regulatory approvals. Upon completion of the transaction, PacifiCorp will be an indirect wholly-owned subsidiary of MEHC through PacifiCorp’s new parent company, PPW. The new corporate structure is shown in Appendix B of today’s Decision. 9

The Applicants expect that PacifiCorp will continue to be operated much as it is today. PacifiCorp’s headquarters will stay in Oregon. PacifiCorp will remain a separate company with its own management, board of directors, business plan, and budget. There are no plans to reduce PacifiCorp’s workforce. In addition, PacifiCorp will have responsibility and decision-making authority for customer satisfaction, reliable service, employee safety, environmental stewardship, and local regulatory and legislative matters.

PacifiCorp will continue to issue its own debt and maintain its own credit ratings. MEHC will also use “ring fencing” protections to isolate PacifiCorp from MEHC and MEHC’s other subsidiaries. The Applicants state that ring-fencing protections are recognized by the major rating agencies as an effective means to separate the credit quality of a company from its affiliates.

______________
8	The issuance of an additional $3.4 billion of equity securities by MEHC to Berkshire Hathaway will increase Berkshire Hathaway’s proportional ownership of MEHC.
9	Berkshire Hathaway, which is not depicted in Appendix B, will be the ultimate owner of PacifiCorp.

PacifiCorp’s financial statements will not be affected by the transaction. PacifiCorp will maintain its own accounting system, books, and records. The premium paid by MEHC for PacifiCorp will be recorded in the accounts of PPW, and not at PacifiCorp. However, the Applicants intend to transition PacifiCorp’s financial reporting to a calendar year-end from its current March 31 fiscal year-end. The change in year-end will make PacifiCorp’s financial reporting consistent with MEHC’s other subsidiaries.

MEHC will provide the same services to PacifiCorp as it does to its other subsidiaries. These services include board of directors support, strategic planning, financial planning and analysis, insurance, environmental compliance, financial reporting, human resources, legal, tax, accounting and other services. MEC will provide certain administrative services on behalf of MEHC, including budgeting, human resources, and tax compliance. Shared services costs will be direct billed or allocated to PacifiCorp.

C.	Requested Authority

Section 854(a) requires acquisitions of public utilities to be approved by the Commission.10 Section 853(b) provides the Commission with authority to grant exemptions from § 854 if the Commission finds that the application of § 854(a) is “not necessary in the public interest.”

In A.05-07-010, the Applicants ask the Commission to use its authority under § 853(b) to exempt the proposed transaction from § 854(a). The Applicants assert than an exemption is appropriate because PacifiCorp is a multi-state electric utility with substantial operations in six states, each of which has jurisdiction to review and approve the transaction. PacifiCorp’s operations in

______________
10	This transaction does not invoke § 854(b) and (c) because neither PacifiCorp nor MEHC has sufficient California revenues to trigger these subsections.

California are the smallest of the six states, constituting just 2% of its system sales. The Applicants argue that full-scale review of the transaction by the Commission under § 854 would be redundant to the review that will take place in the other states – states that have a much more significant stake in PacifiCorp’s operations. Further, the Applicants pledge to implement in California all the conditions of general applicability adopted by other state regulatory agencies during their review of the transaction. This will ensure that California receives the same benefits as the other states.

If the Commission does not exempt the proposed transaction from § 854(a) pursuant to § 853(b), the Applicants ask the Commission to approve the transaction pursuant to § 854(a).11 Despite their request for approval under § 854(a), the Applicants contend that § 854(a) applies only to utilities being acquired that are incorporated in California. The Applicants argue that because PacifiCorp is incorporated in Oregon, not California, § 854(a) does not apply.12

D.	The Applicants’ Commitments

The Applicants offer more than 60 commitments (“Commitments”) to ensure that the ratepayers and the communities served by PacifiCorp benefit from the transaction and are not harmed by the transaction. The Commitments are listed in Appendix D of today’s Decision. The Commitments are intended to supersede the conditions adopted by the Commission in prior decisions authorizing previous transfers of control of PacifiCorp.

There are two broad categories of Commitments. One category consists of General Commitments that apply to all six states in which PacifiCorp operates.

______________
11	PHC Transcript, pp. 3 – 5.
12	The operative language of § 854(a) refers to the acquisition of “any public utility organized and doing business in this state.” (Emphasis added.)

The General Commitments are described here. The second category consists of California-specific Commitments contained in the settlement agreement between the Applicants and some of the parties. The California Commitments are described later in today’s Decision.

The General Commitments address a variety of matters, including:

•	Cost of Capital: PacifiCorp will not seek a higher cost of capital than that which PacifiCorp would have sought if the proposed transaction had not occurred.
•	Administrative and General (A&G) Costs: PacifiCorp’s annual A&G costs will be reduced by $6 million on a company-wide basis through 2010.
•

Acquisition Premium: The acquisition premium, which is the excess of the purchase price over the net book value of the assets and liabilities that MEHC acquires from PacifiCorp, is $1.2 billion. The Applicants will not seek to recover the acquisition premium in PacifiCorp’s rates unless the Commission reduces PacifiCorp’s revenue requirement by imputing benefits (other than those benefits promised by the Applicants) accruing to PPW, MEHC, or Berkshire Hathaway. If the Commission fails to recognize in rates the costs associated with such benefits, then the Applicants reserve the right to propose a symmetrical rate adjustment to recognize the acquisition premium.

•	Renewable Energy: The Applicants affirm PacifiCorp’s pre-existing commitment to acquire 1,400 MW of new renewable resources, representing approximately 7% of PacifiCorp’s load.
•	Greenhouse Gas Emission Reduction: MEHC and PacifiCorp will participate in the Environmental Protection Agency’s Sulfur hexafluoride (SF6) Emission Reduction Partnership.[13]
•

Energy Efficiency and DSM Management: The Applicants will conduct a company-defined study of DSM and energy efficiency opportunities in PacifiCorp’s service area. The study’s findings will be used to help direct ongoing DSM and energy efficiency efforts. MEHC shareholders will absorb the first $1 million of costs for the study.

______________
13	SF6 is a greenhouse gas used in electric transmission and distribution equipment.

•	Customer Service Standards: The Applicants will continue existing customer service guarantees and performance standards as established in each jurisdiction.
•

Books and Records. PacifiCorp will maintain its own accounting system. All of PacifiCorp’s financial books and records will be kept in Portland, Oregon, and will be available to the Commission in accordance with current practice.

•	Affiliate Books and Records. The Applicants will provide the Commission with access to all books, records, documents, and data regarding PacifiCorp’s affiliate transactions.
•

Access to Employees. MEHC, PacifiCorp, and all affiliates will make their employees, officers, directors, and agents available to testify before the Commission on matters within the jurisdiction of the Commission.

•	Corporate Presence: The Applicants will provide adequate staffing and presence in each state, consistent with the provision of reliable service and cost-effective operations.

The General Commitments also include a promise by MEHC to invest more than $1.3 billion to (1) upgrade PacifiCorp’s transmission and distribution network, and (2) reduce emissions at PacifiCorp’s coal-fired plants. The Assigned Commissioner’s Ruling and Scoping Memo dated September 26, 2005, determined that issues associated with the Applicants’ Commitment to invest in utility infrastructure are outside the scope of this proceeding.

E.	The Settlement Agreement

On October 21, 2005, the Applicants and several parties submitted a Settlement Agreement for Commission approval pursuant to Rule 51.14 A copy of

______________
14

The parties to the Settlement Agreement are the Applicants, American Rivers, California Trout, Inc., Hoopa Valley Tribe of California, Trout Unlimited, Yurok Tribe of California, Karuk Tribe of California, Pacific Coast Federation of Fishermen's Associations, Institute for

Footnote continued on next page.

the Settlement Agreement is contained in Appendix C of today’s Decision.15 The following parties did not join in the Settlement: DRA, Roseburg Forest Products, Klamath Off-Project Water Users, Inc., the Klamath Tribes, and the Utility Workers Union of America.

In the Settlement Agreement, the Applicants agree to several new California-specific Commitments, which are in addition to the General Commitments described previously. The California Commitments include:

C-1

The transaction will not diminish PacifiCorp’s ability or willingness to perform its legal obligations associated with its Klamath River hydroelectric system or PacifiCorp’s ability to recover associated costs.

C-2	In implementing Commitment 36, PacifiCorp will make cost-effective investments in California as reasonably required to serve load.[16]
C-3	PacifiCorp will continue to offer cost-effective DSM programs in California, subject to such costs being recoverable on a timely basis.
C-4

PacifiCorp will take the following actions to extend electric service to unserved Indian communities located in PacifiCorp’s service territory. Within 30 days of receiving a request for service by the Tribe(s), PacifiCorp will initiate discussions with the Tribe(s) and other appropriate stakeholders regarding the extension of electric service. Within 1 year PacifiCorp will file an application or other pleading that: (A) seeks permission to extend electric service to specified areas, or (B) states its reasons for not extending electric service.

C-5

PacifiCorp will provide $150,000 per year for three years to fund a study by an independent consultant to identify the presence, distribution, and possible causes of toxic algae, and their toxins, in the Klamath River basin. The study will be designed and overseen in cooperation with the appropriate federal and state agencies.

Fisheries Resources, Northcoast Environmental Center, Friends of the River, Oregon Natural Resources Council, Headwaters, Klamath Forest Alliance, Waterwatch of Oregon, and the Sierra Club. These parties are referred to collectively hereafter as the “Settlement Parties.”

15

The Settlement Agreement in Appendix C does not reflect the amendments to the Agreement filed by the Applicants on January 5, 2006. These amendments are reflected, as appropriate, in Appendix D of today’s Decision.

16	Commitment 36 requires, among other things, that PacifiCorp spend nearly $160 million on transmission and distribution infrastructure, operations, and maintenance.

C-6	PacifiCorp will provide an opportunity for the Settlement Parties to discuss implementation of Commitment 44.[17]
C-7	PacifiCorp will file an annual report regarding the California Commitments. If any Commitment is not being met, the report will propose corrective measures.

On January 5, 2006, the Applicants filed a supplement to the Settlement Agreement that amended the Agreement to incorporate, on a most-favored-nation basis, additional Commitments adopted in other states.18 The most-favored-nation Commitments are addressed below.

In exchange for the Commitments contained in the Settlement Agreement, the Settlement Parties agree to support A.05-07-010 by recommending that the Commission approve the Applicants’ request for an exemption under § 853(b). The Settlement Parties intend that the Agreement resolve contested issues within the scope of this proceeding. They do not intend that it resolve issues in other pending or future proceedings.

F.	Tangible Benefits of the Proposed Transaction

According to the Applicants, the chief benefit of the proposed transaction is MEHC’s willingness and ability to fund utility infrastructure investments. The Applicants guarantee that MEHC will invest $1.3 billion for specified projects, including: (1) more than $490 million for transmission and distribution projects; and (2) more than $800 million to reduce emissions at coal-fired generation plants. The $1.3 billion commitment includes $429 million for new projects, with the remainder for projects previously identified in PacifiCorp’s capital plan but which lacked a firm commitment by ScottishPower to fund.

______________
17	Commitment 44 requires PacifiCorp to invest approximately $812 million to reduce emissions at its existing coal-fired generation plants.
18	The Applicants filed an errata to the most-favored nation Commitments on January 10, 2006.

The Applicants state that the proposed transaction will provide several other tangible benefits. These include Commitments to reduce PacifiCorp’s costs on a company-wide basis by more than $30 million cumulatively over five years; to reduce harmful emissions from PacifiCorp’s plants and facilities; to continue customer service standards and performance guarantees; and to fund a study of toxic algae in the Klamath River basin.

G.	Most-Favored-Nation Treatment

The Applicants agree to implement in California the commitments adopted in other states that provide additional benefits or protections. The Applicants refer to this as “most-favored nation treatment.”

On January 5, 2006, the Applicants filed and served the following: (1) copies of the settlement agreements submitted by the Applicants in Idaho, Oregon, and Utah; and (2) a revised list of all Commitments applicable to California that reflects, on a most-favored-nation basis, the new or revised Commitments from the settlement agreements in the other states.19 The revised list is contained in Appendix D.

The Applicants stress that the settlements in the other states have not received final approval. Accordingly, some of the Commitments might change as other states finalize their review of the transaction. The Applicants will advise the Commission of changes to the Commitments and submit a list of the Commitments in their final form.

______________
19	The Applicants filed an errata to the most-favored nation Commitments on January 10, 2006.

4.	Responses to A.05-07-010 and the Settlement Agreement

A.	The Conservation Groups

The Conservation Groups are parties to the Settlement Agreement.20 They state that the Settlement Agreement resolves all contested issues of law and fact to the satisfaction of the Settlement Parties, and that the Conservation Groups support the Commission’s approval of A.05-07-010 under § 853(b) with the conditions (i.e., “Commitments”) attached to the Settlement Agreement.

B.	Karuk Tribe

As one of the signatories of the Settlement Agreement, the Karuk Tribe asks the Commission to exempt the proposed transaction from § 854(a) pursuant to § 853(b), subject to the conditions in the Settlement Agreement. Despite its support of the Settlement Agreement, the Karuk Tribe believes the Commission should carefully scrutinize the proposed transaction. The Tribe is especially concerned that the transaction might adversely affect PacifiCorp’s ability to finance costly environmental conditions that the Federal Energy Regulatory Commission may adopt in a pending re-licensing proceeding regarding PacifiCorp’s hydroelectric facilities on the Klamath River.

C.	DRA

DRA asserts that it is the Commission’s practice to approve a change in ownership of a public utility serving captive ratepayers only if the transaction benefits ratepayers. DRA believes the benefits of the MEHC-PacifiCorp transaction are meager and speculative, and do not justify Commission approval of the transaction.

______________
20

The Conservation Groups consist of American Rivers, California Trout, Trout Unlimited, Friends of the River, NorthCoast Environmental Center, Oregon Natural Resources Council, Headwaters, Klamath Forest Alliance, WaterWatch of Oregon, Sierra Club, Institute for Fisheries Resources, and the Pacific Coast Federation of Fishermen’s Associations.

i.	Capital Expenditures

The Applicants contend that the chief benefit of the transaction is MEHC’s willingness and ability to fund utility infrastructure investments. DRA believes the Applicants’ promise to invest in utility infrastructure is nothing more than an acknowledgment of PacifiCorp’s obligation to serve as set forth in § 451:

451: [E]very public utility shall furnish and maintain such adequate, efficient, just, and reasonable service, instrumentalities, equipment, and facilities...as are necessary to promote the safety, health, comfort, and convenience of its patrons, employees, and the public.

DRA posits that there is no evidence that ScottishPower would not maintain the infrastructure necessary to serve customers as required by § 451. PacifiCorp under the ownership of ScottishPower is operating its facilities reliably, making necessary capital expenditures, and otherwise meeting its obligation to serve. Accordingly, DRA sees no benefit to ratepayers from MEHC’s commitment to spend money on infrastructure.

ii.	Reduced Costs

The Applicants pledge to reduce the cost of PacifiCorp’s long-term debt issued over the next five years by 10-basis points.21 The Applicants estimate the value this benefit at $6.3 million over five years. DRA states that the value of this benefit is uncertain, as the Applicants admit that PacifiCorp would have the burden in future proceedings to show that the cost of PacifiCorp’s incremental long-term debt has been lowered by 10-basis points.

The Applicants also promise to cap costs charged to PacifiCorp by MEHC and MEC at $9 million per year for five years, which is $6 million less per year

______________
21	DRA’s concerns about PacifiCorp’s claimed costs savings as expressed in today’s Decision do not reflect the new and revised Commitments that the Applicants filed on January 5, 2006.

compared to the $15 million that ScottishPower would have charged PacifiCorp in 2006. DRA argues that the Applicants did not substantiate their claim that ScottishPower’s charges would be $15 million. In fact, pleadings filed by the staff of the Oregon Public Utilities Commission indicate that a more appropriate estimate of the annual overhead charge is $11.7 million rather than $15 million.

DRA states that even accepting the Applicants’ claimed savings on long-term debt and corporate charges, the savings to California ratepayers is only $143,000 per year. DRA believes this amount is inconsequential and does not justify approval of the transaction.

iii.	Applicants’ Commitments

The Applicants commit to make their employees, officers and directors available to testify before the Commission, to allow access to books and records, and to honor existing labor contracts.22 DRA contends that these Commitments, and virtually all the others, do nothing more than maintain the status quo and comply with the law.

iv.	Necessary Conditions

If the Commission approves the proposed transaction, DRA recommends that such approval be subject to two conditions. First, the Applicants claim they will not seek to recover the acquisition premium in PacifiCorp’s rates unless the Commission reduces PacifiCorp’s retail revenue requirement by imputing benefits accruing to PPW, MEHC, or Berkshire Hathaway. DRA declares that carving out an exception to the rule that shareholders must finance the acquisition premium is unacceptable.

______________
22	Commitments 4, 5, 6, and 29.

Second, the Applicants concede that additional cost savings are likely from the acquisition of common services and fuel, and from improved efficiency as a result of information exchange.23 In light of these benefits, DRA recommends that PacifiCorp’s general rate case (GRC) increase be deferred by one year, until 2008, to ensure that ratepayers receive some benefit from the transaction.

5.	Discussion

The Applicants and the Settlement Parties request that the Commission use its authority under § 853(b) to exempt the proposed transaction from § 854(a), subject to the Commitments in the Settlement Agreement.24 For the reasons set forth below, we decline to exempt the proposed transaction from § 854(a). Instead, we authorize the proposed transaction pursuant to § 854(a), subject to the conditions set forth below.

A.	Denial of § 853(b) Exemption

The proposed acquisition of PacifiCorp by MEHC is subject to Commission review and approval pursuant to § 854(a). However, § 853(b) provides the Commission with authority to exempt the transaction from § 854(a). Section 853(b) states, in relevant part, as follows:

§ 853(b): The commission may...by order or rule, and subject to those terms and conditions as may be prescribed therein, exempt any public utility or class of public utility from this article if it finds that the application thereof with respect to the public utility or class of public utility is not necessary in the public interest.

The Applicants request that the Commission determine pursuant to § 853(b) that review and approval of the transaction under § 854(a) “is not

______________
23	Exhibit 6, p. 6, Lines 22 to p. 7, Line 1.
24	The current list of Commitments was filed by the Applicants on Jan. 5, 2006.

necessary in the public interest” because PacifiCorp’s California operations are small compared to the rest of its system, because the other states where PacifiCorp operates will review the transaction, and because the Commitments offered by the Applicants ensure the transaction is in the public interest.

We decline to exempt the proposed transaction from § 854(a). The purpose of § 854(a) is to enable the Commission to review a proposed transaction, before it takes place, in order to take such actions as the public interest may require.25 The need for Commission review is especially acute where, as here, the utility is a monopoly provider of electricity and is subject to traditional cost-of-service regulation. The Commission’s obligation under § 854(a) to protect PacifiCorp’s nearly 44,000 customers in California is not diminished by the fact that these customers represent only a small part of PacifiCorp’s operations.

We cannot rely on other states where PacifiCorp operates to fulfill our duty under § 854(a) to protect the public interest in California. There is no assurance that other states have the inclination or the authority to resolve issues of importance to California.26 Ultimately, other states might resolve issues in a way that is detrimental to California. Thus, even if we chose to rely on other states, the appropriate time for making that decision would be after the other states have completed their review, not beforehand as the Applicants request.

We are not persuaded by the Applicants that their many Commitments make it unnecessary to review the transaction under § 854(a). The purpose of the Commitments is to ensure that the transaction provides public benefits and causes no harm. These issues are relevant to whether the transaction should be

______________
25	D.01-06-007, 2001 Cal. PUC LEXIS 390, *24.
26

In fact, the record indicates that the Applicants have sought to prevent other states from considering California-related issues. (See the Yurok Tribe protest, p. 5, and the protest filed by the Pacific Coast Federation of Fishermen’s Associations, et al., p. 9).

approved under § 854(a). In essence, the Applicants ask us to decide that it is not necessary to review the transaction under § 854(a) because the transaction satisfies § 854(a). It is pointless to exempt the transaction from § 854(a) if we must first determine if the transaction satisfies § 854(a). Put differently, one of the benefits of exempting transactions from § 854(a) pursuant to § 853(b) is that doing so avoids the need for resource-intensive proceedings under § 854(a). There is no such benefit in this proceeding, since the Applicants’ request for an exemption under § 853(b) has consumed as much time and effort as reviewing the transaction under § 854(a).

The Applicants cite D.99-06-049 and D.01-12-013 wherein the Commission used its authority under § 853(b) to exempt from § 854(a) ScottishPower’s acquisition of PacifiCorp and PacifiCorp’s subsequent restructuring. These decisions relied on public-interest factors that are not present here. Specifically, in D.01-12-013 the Commission noted that the requested § 853(b) exemption was not protested.27 Here, DRA and others oppose the exemption.28 In D.01-12-013, there was no significant dispute between DRA and PacifiCorp. Here, DRA recommends that the proposed transaction be denied. Further, the Commission found in D.01-12-013 that the transaction had been reviewed and approved by other states.29 Thus, the Commission had the benefit of hindsight, based on other states’ reviews, to support a § 853(b) exemption. Here, we cannot rely on other states’ review of the transaction because their review has not been completed, let alone analyzed by us.

______________
27	D.01-12-013, FOF 6.
28	The protests of the other parties were resolved by the Settlement Agreement.
29	D.01-12-013, FOF 2.

B.	Applicability of § 854(a)

We next address the Applicants’ contention that § 854(a) does not apply to the proposed transaction. Section 854(a) states, in relevant part, as follows:

No person or corporation, whether or not organized under the laws of this state, shall merge, acquire, or control either directly or indirectly any public utility organized and doing business in this state without first securing authorization to do so from the commission. The commission may establish by order or rule the definitions of what constitute merger, acquisition, or control activities which are subject to this section. Any merger, acquisition, or control without that prior authorization shall be void and of no effect. (Emphasis added.)

The Applicants argue that § 854(a) does not apply unless the utility being acquired is “organized and doing business in the state.” The Applicants maintain that because PacifiCorp is incorporated in Oregon, and not California, § 854(a) does not apply.

We disagree with the Applicants’ interpretation of § 854(a). The purpose of § 854(a) is to enable the Commission to review a proposed transaction, before it takes place, in order to take such action as the public interest may require.30 Where a utility incorporates has no bearing on the extent to which a proposed transaction might affect California. Further, the purpose of § 854(a) could be easily defeated by incorporating (or reincorporating) in another state. Thus, it makes no sense to have separate regulatory schemes depending on where a public utility is incorporated.

Since the enactment of § 854(a) in 1971, the Commission has interpreted the statute as applying to all public utilities operating in California, regardless of a

______________
[30]	D.01-06-007, 2001 Cal. PUC LEXIS 390, *24.

utility’s state of incorporation.31 This is demonstrated by the dozens of Commission decisions that have applied § 854(a) to utilities that operated in California but were incorporated in other states.32 These decisions are consistent with D.99-06-049 and D.01-12-013, which exempted transactions involving PacifiCorp from § 854(a) pursuant to § 853(b). The exemption from § 854(a) would not have been necessary if § 854(a) did not apply to PacifiCorp.

Unlike the Applicants, we do not read the phrase “any public utility organized and doing business in this state” to mean “incorporated in California.” The Public Utilities Code does not define the phrase “organized...in this state.” A fundamental tenet of statutory construction is that words are to be given their clear and plain meaning.33 The Applicants make an unsupported leap that the phrase “organized...in this state” clearly and plainly means “incorporated in.” We disagree. A more reasonable interpretation of “organized...in this state” is “authorized to do business in California.” At a minimum, § 854(a) is ambiguous, leaving the Commission with the duty to interpret the phrase “organized...in this state” in a manner that best complies with its constitutional and statutory obligations under the Public Utilities Code.34 Further, § 854(a) authorizes the

______________
[31]

The Applicants admit that they “have found no cases in which the Commission has...held that it has no jurisdiction under § 854(a) to review the acquisition of a utility operating in California but incorporated in another state.” (Applicants’ brief filed on Sept. 2, 2005, at p. 3.)

[32]

Attachment B of DRA’s Exhibit 100 lists some of those transactions. See, for example, D.05-06-059 (application to transfer control of a Delaware corporation); D.05-04-012 (application to transfer control of a Minnesota corporation); D.05-03-010 (Washington corporation); D.05-02-044 (Delaware corporation); D.04-04-016 (Delaware corporation); D.03-12-033 (Massachusetts corporation), and D.03-06-069 (Delaware corporation).

[33]	Witkin, Summary of California Law, 2004 Supplement, Volume 7, Constitutional Law §94; Halbert’s Lumber, Inc. v. Lucky Stores, Inc, (1992) 6 CA 4th 1233, 1238-39.
[34]

Yamaha Corp. of America v. State Bd. of Equalization, 19 Cal. 4th 1, 11 (1998) (agency interpretations of statutes within its jurisdiction are given deference due to agency’s special familiarity and presumed expertise with the applicable legal and regulatory issues).

Commission to “establish by order or rule the definitions of what constitute merger, acquisition, or control activities which are subject to this section.” (Emphasis added.) We interpret this provision as providing the Commission with authority to apply § 854(a) to public utilities incorporated in other states, which we have done on many prior occasions.

C.	Review of the Proposed Transaction Pursuant to § 854(a)

Having concluded that § 854(a) applies to the proposed transaction, we next consider if the proposed transaction should be approved pursuant to the statute. The Commission has broad discretion to determine if it is in the public interest to authorize a proposed transaction pursuant to § 854(a). Where necessary and appropriate, the Commission may attach conditions to a transaction in order to protect and promote the public interest.35

We will use the following criteria to decide if the proposed acquisition of PacifiCorp by MEHC should be approved:

•	Whether the proposed transaction will maintain or improve the financial condition of PacifiCorp.
•	Whether the proposed transaction will maintain or improve the quality of service for PacifiCorp’s customers.
•	Whether the proposed transaction will maintain or improve the quality of PacifiCorp’s management.
•	Whether the proposed transaction will be fair and reasonable to the affected utility employees.
•	Whether the proposed transaction will harm, on an overall basis, California or the local communities served by PacifiCorp.
•	Whether the proposed transaction will preserve the jurisdiction of the Commission and its capacity to effectively regulate and audit public utility operations in California.
______________
[35]	D.01-06-007, 2001 Cal. PUC LEXIS 390, *24.

•	Whether the proposed transaction will harm competition.

Although we are not obligated to use the above criteria to evaluate the proposed transaction, these criteria provide a useful framework for analyzing the transaction. Our use of the above criteria is completely discretionary, and we may choose to use none, some, or all of these criteria in future proceedings.

In the next part of this Decision, we will apply the aforementioned criteria to determine if the proposed transfer of control of PacifiCorp should be authorized and what conditions, if any, should attach to the transaction.

i.	Maintain or Improve Financial Condition
a.	Background

In deciding whether to authorize a proposed transfer of control of a public utility, the Commission may consider if the transaction will maintain or improve the financial condition of the utility. The purpose of this exercise is to ensure that the proposed transfer does not adversely affect the financial ability of the utility to provide safe and reliable service at reasonable rates.36

MEHC has agreed to purchase PacifiCorp for approximately $5.1 billion in cash. MEHC intends to finance the purchase through the sale of $3.4 billion of equity securities to Berkshire Hathaway and the issuance of $1.7 billion of other securities to third parties. PacifiCorp’s existing long-term debt and preferred stock, which amounted to approximately $4.3 billion on March 31, 2005, will remain outstanding.

b.	Discussion

There are several factors relevant to our evaluation of whether the proposed transaction will maintain or improve PacifiCorp’s financial condition.

______________
[36]	D.01-06-007, 2001 Cal. PUC LEXIS 390, *30.

First, we must consider how the transaction will affect the financial condition of MEHC, the new owner of PacifiCorp, because such impacts could likely trickle down to PacifiCorp. The Applicants represent that after the announcement of the proposed transaction, the three major credit rating agencies affirmed their ratings for MEHC’s debt.37 Based on this information, we conclude that the proposed transaction will not adversely affect the financial condition of MEHC.

Second, PacifiCorp will remain a stand alone financial entity. It will retain its own capital structure, debt, and credit rating. In addition, the Applicants promise to implement ring-fencing protections to isolate PacifiCorp from any credit issues that might arise at MEHC or other MEHC subsidiaries. The ring-fencing protections that the Applicants will implement include:

•	PacifiCorp’s immediate parent company, PPW, will have one purpose - to own the common equity of PacifiCorp.
•	PPW will have an independent director from whom assent is required to place PPW or PacifiCorp into bankruptcy.
•	PPW will have a non-recourse structure to preclude the liabilities of MEHC, or its other subsidiaries, from being assessed against PPW or PacifiCorp.
•

PPW and PacifiCorp will be prohibited from (1) using their credit and assets to guarantee or satisfy the obligations of another company, and (2) acquiring the obligations or securities of MEHC or any of its other subsidiaries, except that PacifiCorp may purchase its own obligations.

•	PacifiCorp will maintain separate books, financial records, employees, and assets.
•	The ring-fencing protections may not be amended without (1) the consent of PPW’s independent director, and (2) rating agency confirmation that the amendment will not result in a credit downgrade.
______________
[37]

Fitch affirmed MEHC’s senior unsecured debt at BBB, with a stable outlook. Standard & Poor’s placed MEHC’s corporate rating and senior unsecured debt rating of BBB- on CreditWatch-Positive. Moody’s affirmed MEHC’s senior unsecured debt rating of Baa3 while noting a positive rating outlook for MEHC.

We find that the promised ring-fencing protections will help ensure that the proposed transaction does not adversely affect PacifiCorp’s financial condition. The Applicants shall notify the Director of the Commission’s Energy Division of any changes to the ring-fencing protections within 30 days. Such notice shall include (1) the consent provided by PPW’s independent director, and (2) the rating agencies’ confirmation that there will be no credit downgrade from the amended ring-fencing protections.

Third, we directed the Applicants to explain how the proposed transaction would affect PacifiCorp’s ability to fund operations, maintenance, capital expenditures, and cost of capital. The Applicants’ response, provided under seal, shows that PacifiCorp will obtain sufficient cash from its operations, regular infusions of equity capital from MEHC, and steady increases in short-term debt to fund: (1) operations and maintenance; (2) capital expenditures38; (3) interest on debt issued by MEHC to acquire PacifiCorp; (4) interest and dividends on debt and preferred stock issued by PacifiCorp; and (5) a modest dividend on MEHC’s steadily increasing equity investment and retained earnings in PacifiCorp.39 Based on the foregoing, we find that PacifiCorp will have sufficient funds after the proposed transaction is complete to provide safe and reliable service.

______________
[38]

The Applicants project that PacifiCorp will spend at least $1 billion annually for capital expenditures over the next five years. The projected capital expenditures are substantially higher than PacifiCorp’s capital expenditures during the years ending March 31, 2003, 2004, and 2005 of $550 million, $690 million, and $852 million, respectively.

[39]	The Applicants do not expect PacifiCorp to pay any dividends to its parent company for the next three to four years. (Supplement filed October 14, 2005, response to Question 4.)

Fourth, the Applicants represent that PacifiCorp’s cost of debt will benefit from the transaction due to MEHC’s association with Berkshire Hathaway. We disagree for the reasons stated in the following paragraph.

Finally, there is one factor that indicates the proposed transaction could negatively affect PacifiCorp’s financial condition. Specifically, in the immediate aftermath of the transaction announcement, Standard & Poor’s (S&P) placed PacifiCorp’s credit rating on credit watch with negative implications.40 This action in itself does not indicate that the transaction will have a negative impact on the financial condition of Pacific Corp, but rather is an indication that there could be a negative impact. The Applicants state that if PacifiCorp suffers a one notch downgrade of its credit rating by all three major credit rating agencies, the impact under current market conditions would be approximately 10 to 15 basis points. That could increase financing costs by approximately $26.7 million over the next 10 years, assuming market conditions stay the same. If only S&P downgrades PacifiCorp, the impact of the downgrade would be approximately 5 basis points. The Applicants note, however, that credit markets are constantly changing. For example, during the past 10 years the spread between the yield on BBB+ and A- public utility bonds has ranged from today’s relatively tight spread of 10 to 15 basis points to as much as 40 to 60 basis points. Thus, the Applicants admit that the potential cost over the next ten years from a credit downgrade could be much higher than the cost mentioned above.

The Applicants have agreed to take steps to insulate PacifiCorp’s ratepayers from the possible adverse effects of a credit downgrade. General Commitment 22 and California Commitments C-15a and 15b provide the following protections to ratepayers:

______________
40	PacifiCorp SEC 10Q for the period ending September 30, 2005, p. 30.

Commitment 22: MEHC and PacifiCorp will not advocate a higher cost of capital as compared to what PacifiCorp’s cost of capita would have been, using Commission standards, absent MEHC’s ownership.

Commitment C-15a: In the event of a ratings downgrade by two or more rating agencies of PacifiCorp’s senior long-term debt that occurs within 12 months after the Commission approves the Transaction or issues an order adopting acquisition commitments from other PacifiCorp states, whichever, comes later (the “Baseline Date”), and at least one such agency identifies issues related to MEHC’s acquisition of PacifiCorp as a cause of the ratings downgrade, the assumed yield for any incremental debt issued by PacifiCorp after the downgrade will be reduced by 10 basis points for each notch that PacifiCorp is downgraded below PacifiCorp’s rating on the Baseline Date. Such adjustment will continue until the debt is no longer outstanding. In the case where one rating agency issues a rating downgrade, but not two or more rating agencies, denoted as a split rating, the adjustment shall be 5 basis points for each notch. The adjustment imposed by this commitment will be eliminated for debt issuances following the ratings upgrade of PacifiCorp equal to the rating on the Baseline Date.

Commitment C-15b: In the event that debt issued by PacifiCorp within 12 months after the Baseline Date is recalled and refinanced, PacifiCorp agrees to hold customers harmless, for the term of the debt, as compared to the revenue requirements pursuant to subparagraph a) and its basis point reductions, of the originally financed debt.

The above Commitments ensure that ratepayers will not be harmed by a downgrade of PacifiCorp’s credit rating.41 In addition, MEHC pledged during hearings to operate PacifiCorp as an A-rated company, which should reduce the likelihood of a downgrade and minimize the adverse effects in the event a downgrade materializes.42 We expect MEHC to keep its pledge.

In conclusion, we are concerned that the proposed transaction might adversely affect PacifiCorp’s credit rating. However, there is no evidence that the transaction will hinder PacifiCorp’s ability to fund operations, maintenance, infrastructure investments, and cost of capital. Any potential adverse impact is mitigated by Commitments 22, C-15a, and C-15b, which ensure that ratepayers will not be harmed if the transaction results in a higher cost of capital.

ii.	Maintain or Improve Service Quality
a.	Background

In deciding whether to authorize the transfer of control of a public utility, the Commission may consider if the proposed transfer will maintain or improve the quality of service to California ratepayers.43

The Applicants argue that the transaction will not adversely affect service quality because MEHC intends to operate PacifiCorp in much the same way as it is currently being operated. The Applicants also assert that MEHC, as a long-time provider of electric utility service through MEC, will be able to maintain or improve PacifiCorp’s service quality.44 They state that MEC has a strong track

______________
41

We interpret Commitment 22 as providing for additional ratemaking adjustments to PacifiCorp’s cost of debt if the actual cost of a credit downgrade exceeds the parameters set forth in Commitments C-15a and 15b.

42	RT 1, p. 12, Lines 9 – 21.
43	D.01-06-007, 2001 Cal. PUC LEXIS 390, *56.
44	See, generally, Applicants’ brief filed Nov. 21, 2005, pp. 7 and 10.

record of satisfying its customers. For example, a study conducted by J. D. Power and Associates shows that Midwest electric business customers ranked MEC first for overall customer satisfaction in 2004 and 2005, and that Midwest residential electric customers ranked MEC in a tie for first in 2004.

To ensure the proposed transaction will maintain or improve service quality, the Applicants have offered the following Commitments:

Commitment 2: Penalties for noncompliance with performance standards and customer guarantees shall be paid as designated by the Commission and shall be excluded from results of operations.

Commitment 46: MEHC and PacifiCorp affirm the continuation of existing customer service guarantees and performance standards in each jurisdiction.

b.	Discussion

There is no evidence that the proposed transaction will harm service quality. To the contrary, the record shows that MEHC’s utility subsidiary, MEC, provides good electric service, which bodes well for how PacifiCorp’s service quality will fare under the ownership of MEHC. The Applicants have no plans to change PacifiCorp’s services, tariffs, operations, and service guarantees and performance standards. Perhaps most important of all, there is no plan to reduce the size of PacifiCorp’s experienced and skilled workforce. Based on the foregoing, we conclude that the proposed transaction will maintain or improve PacifiCorp’s quality of service.

iii.	Maintain or Improve the Quality of Management
a.	Background

In deciding whether to authorize a change in ownership of a public utility, the Commission considers if the new owner has adequate technical and managerial competence to continue the kinds and quality of service that customers have experienced in the past. The Commission also considers if the new owner is experienced, financially responsible, and adequately equipped to continue the business sought to be acquired.45

The Applicants state that transaction will not change PacifiCorp’s existing management,46 and that the change of ownership will allow PacifiCorp to tap MEHC’s significant reservoir of energy-related expertise.

b.	Discussion

In light of MEHC’s extensive experience in managing companies like PacifiCorp, we conclude that the quality of PacifiCorp’s management will be maintained or improved after it is acquired by MEHC.47

iv.	Fair and Reasonable to Affected Utility Employees
a.	Background

In deciding whether to authorize a transfer of control of a public utility, the Commission may consider if the proposed transfer is fair and reasonable to the affected utility employees. Among the factors the Commission may consider is how the proposed transfer will affect jobs, pay, and benefits.48

The Applicants state that they have no plans to reduce PacifiCorp’s workforce as a result of the transaction, that PacifiCorp will honor existing labor contracts, and that there will be no adverse changes to employee benefit plans for at least one year.

______________
45	D.01-06-007, 2001 Cal. PUC LEXIS 390, *100.
46	PacifiCorp’s CEO & President recently announced her intention to leave PacifiCorp after the transaction closes.
47	Today’s Decision does not affect the Applicants’ prerogative to change PacifiCorp’s management personnel and responsibilities.
48	D.01-06-007, 2001 Cal. PUC LEXIS 390, *104.

b.	Discussion

We find that the Applicants have made an adequate showing that MEHC’s acquisition of PacifiCorp will be fair and reasonable to PacifiCorp’s employees. Although the Utility Workers Union of America, which represents some of PacifiCorp’s employees,49 expressed concern about the proposed transaction at the PHC, the Union has not participated in this proceeding since the PHC. Thus, there is no evidence in the record which indicates that PacifiCorp’s employees will be harmed by the transaction.

v.	Affect on State and Local Communities
a.	Background

The Commission may consider if a proposed change in ownership of a public utility will be harmful, on an overall basis, to (1) the State and local economies, and (2) the communities served by the public utility. In considering this matter, the Commission focuses on the economic effects of the proposed transaction, but the Commission may consider other factors as well.50

The Applicants assert that the proposed transaction will benefit California and the local communities served by PacifiCorp because PacifiCorp will have better access to capital with which to make needed investments. The Applicants also state that there will be no reduction in corporate philanthropy, community service activities, or other endeavors that benefit local communities.

b.	Discussion

The Applicants have not shown that the proposed transaction will provide significant economic benefits to either California or the local communities served

______________
49	The Applicants state in their comments on the Draft Decision that the employees represented are not located in California.
50	D.01-06-007, 2001 Cal. PUC LEXIS 390, *113.

by PacifiCorp. We agree with DRA that the proposed transaction and the Applicants’ associated Commitments do little more than maintain the status quo. At the same time, with the adoption of the Commitments, as modified by today’s Decision, we conclude that the proposed transaction will not harm California or the local communities served by PacifiCorp.

vi.	Preserve the Jurisdiction of the Commission
a.	Background

In deciding whether to authorize a change in ownership of a public utility, the Commission may consider if the proposed transfer will preserve (1) the jurisdiction of the Commission, and (2) the capacity of the Commission to effectively regulate and audit public utility operations.51

The Applicants assert that the transaction will preserve the jurisdiction of the Commission because PacifiCorp will continue to operate as an electric utility subject to the Commission’s regulation.

b.	Discussion

We find that the proposed transaction will have no adverse effect on our jurisdiction or our capacity to effectively regulate and audit PacifiCorp. After the transaction is complete, the Commission will continue to exercise the same degree of regulatory oversight over PacifiCorp as it does today. The Public Utilities Code and all Commission decisions, rules, and orders will continue to apply to PacifiCorp. In addition, PacifiCorp must continue to provide such information and maintain such books and records as the Commission may require to effectively regulate and audit PacifiCorp.52 PacifiCorp has agreed to comply fully with all of its obligations.

______________
51	D.01-06-007, 2001 Cal. PUC LEXIS 390, *119.

vii.	Competitive Effects
a.	Background

In deciding whether to authorize a transfer of ownership of a public utility, the Commission must consider how the proposed transfer might affect competition. The Commission is not strictly bound by antitrust laws. The Commission can approve transactions that may violate antitrust laws when other economic, social, or political factors are found to be of overriding importance.53 The Commission may also reject transactions that do not affect competition.

MEHC and PacifiCorp both made notification filings pursuant to the federal Hart-Scott-Rodino Antitrust Improvement Act of 1976 (HSR Act). The proposed transaction cannot be consummated until the waiting period prescribed in the HSR Act lapse. The waiting period expired on August 22, 2005.

b.	Discussion

Based on our review of the record of this proceeding, we conclude that the proposed transaction does not raise any antitrust or anticompetitive issues that warrant our intervention.

D.	Approval of the Transaction

As general principle, we will grant authority under § 854(a) to transfer control of electric utilities that are subject to cost-of-service regulation if we find the transaction is, on balance, in the public interest. Under this balancing test, transactions that have negative effects may be approved if serious harm is mitigated and the benefits of the transaction clearly outweigh the detriments.

______________
52	§§ 581 et seq., 701, and 791 et seq.
53	D.01-06-007, 2001 Cal. PUC LEXIS 390, *122.

For the following reasons, we conclude that it is in the public interest to grant authority under § 854(a) for MEHC to acquire PacifiCorp. First, the transaction will not adversely affect ratepayers or the public because there will be no change to PacifiCorp’s assets, operations, rates, services, or tariffs. As our previous analysis shows, the transaction will maintain or improve PacifiCorp’s service quality and management, and will be fair and reasonable to employees. The transaction will have no effect on the Commission’s ability to effectively regulate and audit PacifiCorp, and there are no antitrust or anticompetitive issues that warrant our intervention. In addition, today’s Decision adopts numerous conditions to protect PacifiCorp’s ratepayers and the public from any potential adverse impacts that the transaction might have, such as a downgrade of PacifiCorp’s credit rating.

Second, the transaction will benefit PacifiCorp’s ratepayers and the communities served by PacifiCorp. For example, ratepayers will receive a $6 million annual reduction in PacifiCorp’s A&G costs on a company-wide basis through 2010, and the Applicants will fund a study of the causes and distribution of toxic algae in the Klamath River system.

Finally, California reaps enormous benefits from the services provided by public utilities. Thus, it is in the public interest to foster a business climate in California that is hospitable to utility investment. Accordingly, transactions that are subject to § 854(a) should be approved absent a compelling reason to the contrary. With the conditions adopted by this Decision, there are no compelling reasons to deny the transaction.

DRA recommends that we deny the transaction because it provides meager benefits to ratepayers. We are not persuaded. The transaction provides modest but concrete benefits to ratepayers and the communities served by PacifiCorp, and there will be no harm to ratepayers or others with the conditions adopted by today’s Decision. This is enough for the proposed transaction to garner our approval under § 854(a).

i.	Adopted Conditions

In A.05-07-010, as amended, the Applicants have offered numerous Commitments to ensure that the transaction both benefits ratepayers and causes no harm. We will adopt the Commitments with three exceptions and several modifications and clarifications.

The adopted Commitments, which are listed in Appendix D of today’s Decision, supersede the conditions adopted in D.02-04-061, D.01-12-013, D.99-10-059, and D.99-06-049. Those decisions addressed previous changes in ownership of PacifiCorp. The adopted Commitments do not supersede other Commission decisions. To the extent there is a conflict between today’s Decision and another Commission decision (other than the four previously identified decisions), the other decision shall control.

The first exception concerns Commitment 1. This Commitment states that current service guarantees and performance standards will terminate on December 31, 2008. However, Commitment 46 states that current service guarantees and standards will continue until modified or terminated by the Commission. In light of Commitment 46, we find that Commitment 1 is confusing and should be eliminated.

The second exception concerns Commitment 17. We decline to adopt Commitment 17 to the extent it allows PacifiCorp to request rate recovery of the acquisition premium under some circumstances. For reasons described in more detail below, we agree with DRA that the Applicants should not be allowed to recover the acquisition premium under any circumstances.

The third exception concerns General Commitments 16, 22, and 23, and California Commitments C-11 through C-15. Commitment 23 provides that PacifiCorp’s customers will be held harmless if the transaction results in a higher revenue requirement than if the transaction had not occurred. Commitment C-14 provides a guaranteed reduction in PacifiCorp’s A&G expenses on a company-wide basis of $6 million annually through December 31, 2010. The Applicants state that they are willing to offer Commitment 23 or C-14, but not both. According to the Applicants, it is unfair for them to bear the costs and risks for both of these Commitments. They also assert that the general protection from rate increases offered by Commitment 23 is redundant with the protection from rate increases associated with specific types of costs provided by Commitments 16, 22, C-11, C-12, C-13, and C-15.

We will adopt Commitment C-14 because this Commitment provides concrete and quantifiable benefits for PacifiCorp’s ratepayers. We decline to adopt Commitment 23, but we caution the Applicants that our rejection of this Commitment does not authorize the recovery of a higher revenue requirement than if the transaction had not occurred. If the transaction does result in a higher revenue requirement that is outside the scope of Commitments 16, 22, C-11, C-12, C-13, and C-15, the Applicants will have the burden of demonstrating why it is reasonable for ratepayers to bear the cost of the higher revenue requirement in the same way they have the burden of demonstrating any costs should be included in the revenue requirement.

We next address modifications and clarifications of the adopted Commitments. Commitment 22 provides that ratepayers will not bear any increase in cost of capital caused the transaction. As noted previously in today’s Decision, the transaction might harm PacifiCorp’s credit rating, which could lead to a higher cost of capital (including a higher cost than contemplated in Commitments C-15a and C-15b). Any higher costs will be the responsibility of the Applicants, not PacifiCorp’s ratepayers.

Commitment 34 provides a process for the Commission to notify the Applicants about violations of the adopted Commitments and to enforce the Commitments. We clarify that the process in Commitment 34 will apply only if the Commission chooses to use it; it will not replace other processes provided by statute, PacifiCorp’s tariffs, or elsewhere. There will be no need for the Commission or its staff to notify the Applicants before deviating from Commitment 34.

Commitments 35, 36, and 45 require the Applicants to spend more than $1.3 billion for transmission and distribution infrastructure, emissions reductions, and DSM. Other Commitments, including 36, 37, 40, 41, 42, 43, and 52-54, require the Applicants to take certain actions regarding transmission and generation. Although we acknowledge these Commitments, today’s Decision does not authorize or require any of the expenditures or actions set forth in the previously identified Commitments.54 These Commitments will be addressed, as appropriate, in future proceedings.

DRA’s comments on the Draft Decision express concern that Commitment 51 prejudges pension issues in PacifiCorp’s current GRC proceeding. Commitment 51 states:

PacifiCorp will maintain its current pension funding policy, as described in the 2005 Actuarial Report, for a period of two years following the close of the transaction.

As noted in the Applicants’ reply comments on the Draft Decision, none of the Commitments, including Commitment 51, bind the Commission in any respect or mandate any particular result in rate cases. Accordingly, our adoption of Commitment 51 does not prejudge any pension issue in a GRC proceeding.

______________
54

The Applicants acknowledge that they are obligated to fulfill all Commitments and that the Commission may enforce all Commitments even though today’s Decision does not authorize the expenditures and actions in many of the Commitments. (RT 1, pp. 21 – 22.)

Finally, today’s Decision adopts, on a most-favored-nation basis, the conditions adopted in other states that offer additional benefits or protections. The Commitments adopted by today’s Decision (and set forth in Appendix D) reflect the most-favored-nation commitments contained in settlement agreements that have been submitted by the Applicants in Idaho, Oregon, and Utah.

As noted by the Applicants, the settlements in the other states have not yet been approved by those states. Consequently, there might be additions or revisions to the most-favored-nation Commitments adopted by today’s Decision. Once the other states have completed their review, the Applicants have agreed to provide a list of all Commitments in their final form. To ensure that the final list of all Commitments is reviewed and approved by the Commission, we will require the Applicants to submit the final list by filing a petition to modify today’s Decision.

ii.	DRA’s Conditions

DRA requests that we (1) prohibit recovery of the acquisition premium from ratepayers, and (2) delay PacifiCorp’s next GRC rate increase by one year to January 1, 2008, to ensure measurable benefits for ratepayers.

We will adopt DRA’s proposal to prohibit the Applicants’ recovery of the acquisition premium, as DRA’s proposal is consistent with long-standing Commission precedent.55 The reasons for the Commission’s policy are perhaps best summarized in D.69490, which states as follows:

______________
55	See, for example, D.05-03-010, mimeo, FOF 9; D.91-09-068, 41 CPUC 2d 385, FOF 11 and OP 1(a); and D.01-06-007, mimeo, p. 24, fn. 57, and FOF 78.

If a regulated utility purchasing dedicated property were allowed to pass on to its customers a price higher than original cost, the parties to the transaction would be in a position to frustrate the application of the original cost standard by arranging a transfer of ownership at a premium. The seller would receive, at the expense of future ratepayers, more than his original cost and yet the willingness of the purchaser to pay such a premium would have little significance since he himself would not bear the burden. (D.69490 (1965) 64 CPUC 1st, 558, 564 (quoting D.68841).)

Because today’s Decision does not authorize the recovery of the acquisition premium under any circumstances, any benefits associated with the premium shall accrue exclusively to MEHC. Further, any benefits of the transaction that occur solely at the holding company level, such as tax benefits to MEHC, should not be imputed to the results of the utility for ratemaking purposes.

We decline to delay current PacifiCorp’s GRC by one year.56 The Applicants assert that PacifiCorp is not earning its authorized rate of return. If true, delaying PacifiCorp’s GRC could prolong PacifiCorp’s poor financial performance. Such an outcome could precipitate ratings downgrades and thereby lead to higher financing costs and, ultimately, higher rates. A better approach is to use any synergies and other cost savings from the transaction to offset the proposed rate increase in PacifiCorp’s current GRC.57

iii.	Approval of the Settlement Agreement

In the Settlement Agreement submitted on October 21, 2005, as amended on January 5, 2006, the Applicants agree to perform all the Commitments listed in Appendix D of today’s Decision, including several Commitments that apply only to California.58 The other Settlement Parties agree to support the Applicants’ request to exempt the transaction from § 854(a) pursuant to § 853(b).

______________

[56]	PacifiCorp filed a GRC application in November 2005.
[57]	PacifiCorp should identify in its current GRC proceeding the economic benefits of the transaction, if any, so that the benefits may be flowed through to ratepayers.

In order to adopt a settlement, the Commission must find the settlement is reasonable in light of the whole record, consistent with law, and in the public interest.59 We conclude that the Settlement Agreement satisfies these criteria to the extent the Settlement is consistent with our decision herein to authorize MEHC’s acquisition of PacifiCorp pursuant to § 854(a). In particular, the California-specific Commitments in the Settlement Agreement address significant, California-specific issues that were raised by several parties. For example, Commitment C-4 requires PacifiCorp to address the extension of electric service to unserved portions of Indian communities in PacifiCorp’s service area in California, and Commitment C-5 requires PacifiCorp to fund a study of the presence and possible causes of toxic algae in the Klamath River. In addition, the California Commitments, as amended,60 extend to California on a most-favored-nation basis the benefits and protections that the Applicants have agreed to provide in other states.61 Therefore, for the preceding reasons, we will adopt the Settlement Agreement to the extent it is consistent with all facets of our decision herein to authorize MEHC’s acquisition of PacifiCorp pursuant to § 854(a), including the revisions and clarifications to the Settlement’s Commitments that are adopted herein.

______________
[58]	The Applicants filed an errata on January 10, 2006.
[59]	Rule 51(e) of the Commission’s Rules of Practice and Procedures.
[60]

On January 5, 2006, the Applicants filed an amendment to the Settlement Agreement that revised the California Commitments to include, on a most-favored-nation basis, 17 additional Commitments adopted in other states. Many of these additional Commitments provide added benefits or protections. The Applicants filed an erratum to the most-favored nation Commitments on January 10, 2006.

[61]

The California Commitments do not predetermine the following: (i) Whether PacifiCorp may recover in rates any costs associated with the Klamath River hydroelectric project; (ii) whether electric service will be provided to unserved Indian communities; and (iii) the type, location, costs, benefits, reasonableness, and recoverability of capital investments and DSM. PacifiCorp will have to obtain the Commission’s approval before including in rates any costs associated with the California Commitments.

iv.	Gain or Loss from the Sale

In situations involving the sale of an entire utility, as is the case here, we have always allocated to shareholders the gain or loss from the sale.62 Therefore, consistent with our precedent, we will allocate to ScottishPower’s shareholders the gain or loss from the sale of PacifiCorp.63

The Commission’s practice for allocating gain-on-sale should not be confused with the allocation of other benefits from a transaction. With respect to certain transactions (not including this one), § 854(b)(2) requires that ratepayers receive an equitable allocation of the transaction’s benefits. Even in transactions not explicitly covered by § 854(b)(2) the Commission has sometimes allocated a portion of the transaction benefits to ratepayers. Those cases did not involve an allocation of any gain on sale. They involved a quantification of economic benefits of a transaction and an allocation of an equitable share of those benefits to ratepayers. Because PacifiCorp is a cost-of-service utility, the Commission will be able to pass the economic benefits of the transaction, if any, to ratepayers through normal ratemaking processes. Thus, there is no need at this time to identify and allocate the transaction benefits.

______________

[62]	D.01-06-007, 2001 Cal. PUC LEXIS 390, *154.
[63]

There is no record in this proceeding regarding the amount of the shareholders’ gain or loss. The public might receive a portion of the gain or loss to the extent the gain or loss affects the taxes paid by the owners of PacifiCorp.

We note that we may impose conditions on the sale of a public utility pursuant to our authority under 854(a) to ensure that the sale is in the public interest. Therefore, when necessary, we may allocate some or all of the gain from the sale of a public utility to fund measures that are intended to mitigate the adverse impacts that a sale might have on the public interest.64 In the case before us here, it is not necessary to use the gain-on-sale, if any, to fund such measures.

6.	California Environmental Quality Act

Pursuant to the California Environmental Quality Act (CEQA)65 and Rule 17.1 of the Commission’s Rules of Practice and Procedure, we must consider the environmental consequences of projects that are subject to our discretionary approval. Thus, in deciding whether to approve A.05-07-010, we must consider if doing so will alter an approved project, result in new projects, change facility operations, etc., in ways that have an environmental impact.

Today’s Decision authorizes a change in ownership of PacifiCorp. Today’s Decision does not authorize any new construction, changes to the operations of PacifiCorp or other entity, or changes in the use of existing assets and facilities. Therefore, it can be seen with certainty that today’s Decision will not have a significant effect on the environment and, for this reason, qualifies for an exemption from CEQA pursuant to Section 15061(b)(3)(1) of the CEQA guidelines.66 Consequently, there is no need for further environmental review.

The Applicants have indicated that PacifiCorp intends to spend at least $1 billion annually on utility infrastructure for the next several years. Today’s Decision does not authorize any utility infrastructure investments. Before constructing utility infrastructure, the Applicants will have to comply with any applicable CEQA requirements.

______________
[64]	D.89-07-016, 32 CPUC 2d 233, 235.
[65]	Pub. Res. Code § 21080.
[66]

Section 15061(b)(3)(1) of the CEQA guidelines states: “Where it can be seen with certainty that there is no possibility that the activity in question may have a significant effect on the environment, the activity is not subject to CEQA.”

7.	Category and Need for Hearings

In Resolution ALJ 176-3156, dated July 21, 2005, the Commission preliminarily determined that the category for this proceeding is ratesetting and that formal evidentiary hearings would not be necessary. These preliminary determinations were affirmed in the assigned Commissioner’s Ruling and Scoping Memo dated September 26, 2005. There was no appeal of the assigned Commissioner’s ruling, and there is nothing in the record of this proceeding that warrants our disturbing these prior determinations.

8.	Comments on the Draft Decision

The draft decision of the ALJ in this matter was mailed to the parties in accordance with § 311(g)(1) and Rule 77.7. Comments regarding the draft decision were filed on February 6, 2006, by the Applicants, DRA, and jointly by American Rivers, California Trout, Friends of the River, Headwaters, Institute for Fisheries Resources, Klamath Forest Alliance, NorthCoast Environmental Center, Oregon Natural Resources Council, Pacific Coast Federation of Fishermen’s Associations, Sierra Club, Trout Unlimited, and WaterWatch of Oregon. Reply comments were filed on February 14, 2006, by the Applicants and DRA. The opening and reply comments have been reflected, as appropriate, in the Final Decision adopted by the Commission.

9.	Assignment of Proceeding

John Bohn is the Assigned Commissioner and Timothy Kenney is the assigned ALJ for this proceeding.

Findings of Fact

1. A.05-07-010 asks the Commission to use its authority under § 853(b) to exempt from § 854(a) the proposed acquisition of PacifiCorp by MEHC. If the Commission declines to exempt the transaction from § 854(a), the Applicants ask the Commission to approve the transaction pursuant to § 854(a).

2. Despite the Applicants’ request described in Finding of Fact (FOF) 1, the Applicants contend that § 854(a) does not apply to the proposed transaction because PacifiCorp is incorporated in Oregon, not California.

3. After the proposed transaction was announced, S&P placed PacifiCorp’s credit rating on credit watch with negative implications citing the structure of the proposed transaction as one of several factors that could affect PacifiCorp’s future credit rating. If S&P downgrades PacifiCorp by one notch, the impact in today’s market would be approximately 5 basis points. If all three major credit rating agencies downgrade PacifiCorp by one notch, the impact in today’s market would be 10 to 15 basis points. The adverse effect of a downgrade could be much higher if market conditions change.

4. Downgrading PacifiCorp’s credit rating could increase its cost of capital.

5. The conditions adopted by today’s Decision ensure that the adverse effect the proposed transaction will have on PacifiCorp’s credit rating, if any, will not affect PacifiCorp’s ratepayers or the public at large.

6. The proposed transaction will maintain or improve the quality of PacifiCorp’s services and management.

7. The transaction will be fair and reasonable to PacifiCorp’s employees.

8. The transaction will not cause economic harm to California or the local communities served by PacifiCorp.

9. There is no evidence that the transaction will adversely affect competition.

10. Authorizing MEHC to acquire PacifiCorp will not affect PacifiCorp’s ratepayers adversely for the reasons set forth in the body of this Decision.

11. The adopted conditions provide tangible benefits to PacifiCorp’s ratepayers and the communities served by PacifiCorp.

12. Public utilities provide enormous benefits to California.

13. It is in the public interest to foster a business climate in California that is hospitable to investment in public utilities.

14. Commitment 23 provides that PacifiCorp’s customers will be held harmless if the transaction results in a higher revenue requirement than if the transaction had not occurred. Commitment C-14 provides a guaranteed reduction in PacifiCorp’s A&G expenses of $6 million annually through December 31, 2010. The Applicants state that they are willing to offer Commitment 23 or C-14, but not both. According to the Applicants, it is unfair for them to bear the costs and risks for both of these Commitments. They also assert that the general protection from rate increases offered by Commitment 23 is redundant with the protection from rate increases associated with specific types of costs provided by Commitments 16, 22, C-11, C-12, C-13, and C-15.

15. The Applicants seek to reserve the right to request rate recovery of the acquisition premium under certain circumstances.

16. If a regulated utility purchasing dedicated property were allowed to pass on to its customers a price higher than original cost, the parties to the transaction would be in a position to frustrate the application of the original cost principle by arranging a transfer of ownership at a premium. The seller would receive, at the expense of future ratepayers, more than the seller’s original cost, and there would be little disincentive for the purchaser to pay such a premium because the purchaser would not bear the burden.

17. The Settlement Agreement asks the Commission to approve A.05-07-010, subject to the conditions set forth in Appendix A of the Settlement, as supplemented on January 5, 2006, and as corrected on January 10, 2006.

18. The California Commitments in the Settlement Agreement address significant, California-specific issues raised by several parties.

19. The Applicants promise to apply to California on a most-favored-nation basis the conditions adopted by other states that provide additional benefits or protections. The most-favored-nation conditions are included in the adopted Commitments in Appendix D of today’s Decision.

20. After today’s Decision is issued, other states may adopt additional or revised most-favored-nation conditions.

21. It can be seen with certainty that today’s Decision will not have a significant effect on the environment because today’s Decision does not authorize any new construction, changes to the operations of PacifiCorp or other entities, or changes in the use of existing assets and facilities.

Conclusions of Law

1. The purpose of § 854(a) is to enable the Commission to review a proposed transaction, before it takes place, in order to take such actions as the public interest may require. The need for Commission review is especially acute where, as here, the utility is a monopoly provider of electricity and is subject to traditional cost-of-service regulation. The Commission’s obligation under § 854(a) is not diminished by the fact that PacifiCorp’s nearly 44,000 customers in California represent only a small part of PacifiCorp’s operations.

2. For the reasons set forth in the body of today’s Decision, the proposed acquisition of PacifiCorp by MEHC should not be exempted from § 854(a) pursuant to § 853(b).

3. For the reasons stated in the body of today’s Decision, § 854(a) applies to the acquisition of PacifiCorp by MEHC, even though PacifiCorp is incorporated in Oregon.

4. The Commission has broad authority under § 854(a) to (i) approve or deny transfers of control of public utilities that operate in California, and (ii) impose such conditions as the Commission deems necessary or appropriate.

5. The criteria set forth in the body of today’s Decision should be used to decide if MEHC should be authorized to acquire PacifiCorp pursuant to § 854(a).

6. The proposed transaction does not affect the Commission’s jurisdiction or capacity to regulate and audit PacifiCorp. After the transaction is complete, the Commission will continue to exercise the same degree of regulatory oversight of PacifiCorp as it does today. The Public Utilities Code and all Commission decisions, rules, and orders will continue to apply to PacifiCorp.

7. The proposed transaction does not raise any antitrust or anticompetitive issues that warrant the Commission’s intervention.

8. The acquisition of PacifiCorp by MEHC should be approved pursuant to § 854(a), subject to (i) the Commitments in Appendix D of today’s Decision, and (ii) the most-favored-nation conditions adopted in other states.

9. The adopted conditions identified in the previous Conclusion of Law should supersede the conditions adopted in D.02-04-061, D.01-12-013, D.99-10-059, and D.99-06-049. The adopted conditions should not supersede other Commission decisions. To the extent there is a conflict between today’s Decision and another Commission decision (other than the four previously identified decisions), the other decision should control.

10. For the reasons set forth in the body of this Decision, Commitment 1 is unnecessary and should be eliminated.

11. Commitment C-14 should be adopted because it provides concrete and quantifiable benefits for PacifiCorp’s ratepayers.

12. Although today’s Decision does not adopt Commitment 23, the rejection of this Commitment does not authorize the recovery of a higher revenue requirement than if the transaction had not occurred. If the transaction does result in a higher revenue requirement that is outside the scope of Commitments 16, 22, C-11, C-12, C-13, and C-15, the Applicants will have the burden of demonstrating why it is reasonable for ratepayers to bear the cost of the higher revenue requirement.

13. The acquisition premium should not be included in rates under any circumstances. Commitment 17 should not be adopted to the extent it allows PacifiCorp to request rate recovery of the acquisition premium under some circumstances.

14. Because today’s Decision does not authorize the recovery of the acquisition premium, any benefits from the premium should accrue to MEHC.

15. Any benefits of the transaction that occur solely at the holding company level, such as tax benefits to MEHC, should not be imputed for ratemaking purposes.

16. PacifiCorp should not recover in rates any increase in its cost of capital caused by the proposed transaction. Any higher costs should be the responsibility of the Applicants, not PacifiCorp’s ratepayers.

17. Commitment 22 provides for additional ratemaking adjustments to PacifiCorp’s cost of capital if the actual cost of a credit downgrade exceeds the parameters set forth in Commitments C-15a and 15b.

18. Commitment 34 does not constrain the Commission’s ability to enforce today’s Decision using whatever procedures the Commission deems appropriate.

There is no need for the Commission or its staff to notify the Applicants before deviating from Commitment 34.

19. Commitments 35, 36, and 45 require the Applicants to spend more than $1.3 billion for utility infrastructure investments. Other Commitments, including 36, 37, 40, 41, 42, and 43, require the Applicants to take certain actions regarding the operation and acquisition of transmission and generation resources. Today’s Decision is limited to the review of the proposed acquisition of PacifiCorp by MEHC. Today’s Decision does not authorize or require any of the expenditures or actions set forth in the previously identified Commitments. The matters set forth in these Commitments should be addressed, as appropriate, in other proceedings. No costs associated with these Commitments should be included in rates unless and until authorized by the Commission.

20. The Applicants are obligated to fulfill all the Commitments adopted by today’s Decision and the Commission may enforce these Commitments.

21. None of the Commitments bind the Commission in any respect, or mandate any particular ratemaking result, in future rate cases.

22. DRA’s recommendation to delay PacifiCorp’s GRC by one year should not be adopted for the reasons set forth in the body of today’s Decision.

23. If other states adopt additional or revised most-favored-nation conditions that are not reflected in today’s Decision, the Applicants should file a petition to modify today’s Decision to incorporate the additional or revised conditions.

24. The Settlement Agreement is reasonable, consistent with the law, and in the public interest to the extent it is consistent with all facets of the decision herein to conditionally authorize MEHC’s acquisition of PacifiCorp pursuant to § 854(a).

25. The Settlement Agreement should be adopted to the extent it is consistent with all facets of the decision herein to conditionally authorize MEHC to acquire PacifiCorp pursuant to § 854(a).

26. The California Commitments in the Settlement Agreement should be adopted because they address substantial, California-specific issues that were raised by several parties.

27. The adopted California Commitments do not predetermine: (i) whether PacifiCorp will provide electric service to unserved Indian communities; (ii) any matters regarding Klamath River hydroelectric facilities; (iii) the type, location, or reasonableness of renewable resources that PacifiCorp may acquire; (iv) the type, location, costs, and benefits associated with utility infrastructure investments; and (v) the recoverability of any costs. PacifiCorp will have to seek and obtain the Commission’s approval before including in rates any costs associated with the California Commitments.

28. Consistent with Commission precedent, none of the gain or loss from the sale of PacifiCorp should be allocated to PacifiCorp’s ratepayers.

29. Because it can be seen with certainty that today’s Decision will not have a significant effect on the environment, the acquisition of PacifiCorp by MEHC as authorized by today’s Decision qualifies for an exemption from CEQA pursuant to Section 15061(b)(3)(1) of the CEQA guidelines, and there is no need for further environmental review.

30. The Applicants should notify the Director of the Commission’s Energy Division of any changes to the ring-fencing protections within 30 days. Such notice should include (i) the consent provided by PPW’s independent director, and (ii) the rating agencies’ confirmation that there will be no credit downgrade from the amended ring-fencing protections.

31. The following Order should be effective immediately so that the acquisition of PacifiCorp by MEHC can be consummated expeditiously.

O R D E R

IT IS ORDERED that:

1. MidAmerican Energy Holdings Company (MEHC) is authorized to acquire PacifiCorp (referred to jointly hereafter as the Applicants) pursuant to Pub. Util. Code § 854(a), subject to the following conditions: (i) the Commitments identified in Appendix D of this Decision, and (ii) the conditions adopted in other states that apply to California on a most-favored-nation basis.

2. The adopted conditions identified in Ordering Paragraph 1 supersede the conditions adopted in Decision (D.) 02-04-061, D.01-12-013, D.99-10-059, and D.99-06-049. The adopted conditions do not supersede other Commission decisions. If there is a conflict between the conditions in today’s Decision and another Commission decision (other than the four previously identified decisions), the other decision shall control.

3. The adopted Commitments in Appendix D are subject to the clarifications, interpretations, and constraints set forth in the body of this Decision and the preceding Conclusions of Law.

4. If other states adopt most-favored-nation conditions that are not reflected in today’s Decision, the Applicants shall file a petition to modify today’s Decision to incorporate the additional conditions.

5. None of the gain or loss from the sale of PacifiCorp shall accrue to PacifiCorp’s ratepayers.

6. The Applicants shall notify the Director of the Commission’s Energy Division in writing of the transfer of control of PacifiCorp as authorized herein.

The Applicants shall provide notice within 30 days of the date of the transfer. A true copy of the instruments of transfer shall be attached to the notification.

7. The authority to transfer control of PacifiCorp granted by this Order shall expire if not exercised within one year from the effective date of this Order.

8. The Settlement Agreement in Appendix C is adopted to the extent it is consistent with today’s Decision.

9. The Applicants shall notify the Director of the Commission’s Energy Division of any changes to the ring-fencing protections within 30 days. Such notice shall contain the information specified in the body of this Decision.

10. Any benefits that MidAmerican Energy Holdings Company (MEHC) receives from the acquisition premium shall accrue exclusively to MEHC. Any benefits of the transaction that occur solely at the holding company level, such as tax benefits to MEHC, shall not be imputed for ratemaking purposes.

11. Application 05-07-010 is granted and denied to the extent set forth in the previous Ordering Paragraphs.

12. Application 05-07-010 is closed.

This Order is effective today.

Dated February 16, 2006, at San Francisco, California.

MICHAEL R. PEEVEY President GEOFFREY F. BROWN DIAN M. GRUENEICH JOHN A. BOHN RACHELLE B. CHONG Commissioners

Appendix A: PacifiCorp & MEC Service Territories

A-1

Appendix B: Post Transaction Corporate Structure

Simplified MEHC Organizational Structure – Post PacifiCorp Acquisition

MidAmerican Energy Holdings Company
100%
PPW Holdings LLC
100%
NNGC Acquisition, LLC
100%
KR Holding, LLC
100%
KR Acquisition 1, LLC
100%
KR Acquisition 2, LLC
100%
MidAmerican Funding, LLC
50%
CE Generation, LLC
100%
Cordova Funding Corporation
0.1%
99.9%
Quad Cities Energy Company
* 100%
CE International Investments, Inc.
CalEnergy Pacific Holding Corp.
Magma Netherlands B.V.
* 100%
CE Electric UK Funding Company
100%
HomeServices of America, Inc.
PacifiCorp
Northern Natural Gas Company
Kern River Gas Transmission Company
MidAmerican Energy Company
Domestic IPP Projects
Cordova Energy Company, LLC
Philippine IPP Projects
† Northern Electric Distribution Limited
† Yorkshire Electricity Distribution plc
Gas Exploration Projects
Real Estate Brokers and Related Service Companies

Holding companies not included in ring fencing structure
Holding companies included in ring fencing structure (structure includes independent directors)
Operating companies

* Indirectly owned by MEHC
† Subject to UK regulatory ring fencing

B-1

Appendix C: Settlement Agreement

Note:

The Signed Copy of the Settlement Agreement is in the Formal File for this proceeding. Appendix A of today’s Decision is an electronic copy of the Settlement Agreement that does not show the parties’ signatures.

Note:

The attached Settlement Agreement does not reflect the amendments and corrections to the Agreement filed by the Applicants on January 5 and 10, 2006. These amendments are reflected, as appropriate, in Appendix D of today’s Decision.

BEFORE THE PUBLIC UTILITIES COMMISSION

OF THE

STATE OF CALIFORNIA

Application of PacifiCorp (U 901-E) and MidAmerican Energy Holdings Company for Exemption Under Section 853(b) from the Approval Requirements of Section 854(a) of the Public Utilities Code With Respect to the Acquisition of PacifiCorp by MidAmerican.

A. 05-07-010

STIPULATION AND SETTLEMENT AGREEMENT

1.	Introduction
1.1.	Purpose and Background

The purpose of this Stipulation and Settlement Agreement (“Settlement Agreement” or “Settlement”) is to resolve contested issues in the above-captioned proceeding before the California Public Utilities Commission (“Commission”) in A.05-07-010, the Application of PacifiCorp and Mid-American Energy Holdings Company (“MEHC”) (collectively, “Applicants”) for an exemption from the provisions of Public Utilities Code Section 854(a) by means of an exemption to be granted by the Commission under Section 853(b) of the Code. The “Settlement Parties” include Applicants and all entities, organizations and Tribes which are signatories to this Settlement Agreement. A schedule has been set by means of an Assigned Commissioner’s Ruling and Scoping Memo, and this Settlement is intended to reduce or eliminate the need for the hearings in this proceeding.

1.2.	Settlement Parties

This Settlement Agreement is entered into by the Settlement Parties, as identified by their attached signatures. Settlement Parties agree to actively support approval of this Settlement Agreement in A.05-07-010 as specified in Section 3.1 below. Settlement Parties also agree not to support any changes to this Settlement Agreement that would be effective during the term of this Settlement in any other California regulatory, legislative or judicial forum, other than as allowed under this Settlement Agreement. A successor company to a Settlement Party will be bound by this Agreement and Commission orders approving this Settlement. Except as set forth herein, this provision does not restrict the participation by any of the Settlement Parties in any rate case or other proceeding in which modifications, clarifications, or enforcements of the Commitments in Appendix A are at issue during any time subsequent to the adoption of a final decision by the Commission in A. 05-07-010.

1.2.1

This Settlement is admissible in the Oregon Docket No. UM1209 as the Settlement Party’s joint representation that the Commitments (as defined in Section 3.2) will protect the public interest of California in this transaction under Public Utilities Code section 853(b). Through this Settlement, the Settlement Parties make no representation whether the Commitments satisfy the requirements of Oregon law.

1.2.2

If any Settlement Party contends that another Party has engaged in conduct in violation of its duty to support this Settlement arising under Sections 1.2, 1.2.1, or 3.1, the complaining Party must provide written notice to the Party allegedly in violation within 5 days of the receipt of the information or filing which raises the issue of a violation. Notice to counsel of record for a Party is sufficient notice for purposes of this Section. In the event of the issuance of such notice, both Parties must coordinate a means of meeting or otherwise communicating with each other and must confer to resolve the dispute within 5 days of the issuance of the notice in an attempt to resolve the dispute regarding the violation. A Settlement Party in violation of its obligations under the above-referenced Sections to support this Settlement is to be given a reasonable period of time to cure any violation following the meeting or conference. Such period and the means of curing the violation are to be determined by the Parties based upon the circumstances, but in no event shall a Party have less than 7 days to effect a cure. This is the exclusive remedy for such violation of the duty to support arising under Sections 1.2 and its subparts and 3.1, and no contract remedies or damages shall be available.

1.3.	Compromise and Support

This Settlement Agreement is a negotiated compromise of contested issues in this proceeding and is supported by the Settlement Parties with stakeholder interests in the Klamath River Basin where PacifiCorp operates three dams and hydroelectric generation facilities. The Settlement Parties, by signing this Settlement Agreement and taking the other actions specified in Section 3.1 and its subparts, will support Commission approval and subsequent implementation of this Settlement. Furthermore, Applicants will not oppose recovery of reasonable intervenor compensation requests made by other Settlement Parties to the extent the requests comply with the statutory and Commission requirements for such compensation.

1.3.1.

Except as provided in Section 1.2.1, nothing contained herein shall be deemed to constitute an admission or an acceptance by any Settlement Party of any fact, principle, or position asserted by any other Settlement Party contained herein.

1.3.2.

Nothing contained herein shall be deemed to compromise or resolve any contested issue in any other pending or future administrative or judicial proceeding, including the pending proceeding before the Federal Energy Regulatory Commission and other agencies with respect to relicensing the Klamath River Project, any proceeding related to any damages asserted to be caused by the project, and any proceeding related to PacifiCorp’s obligations for utility service. This Settlement shall not be admissible as evidence, argument, or admission on any contested issue in any such proceeding, except that the Settlement will be offered in the Oregon Docket UM1209 as provided in Section 1.2.1.

1.4.	Complete Package

This Settlement Agreement is to be treated as a complete package not as a collection of separate agreements on discrete issues or proceedings. To accommodate the interests of different Settlement Parties on diverse issues, the Settlement Parties acknowledge that changes, concessions, or compromises by a Party or Parties in one section of this Settlement Agreement necessitated changes, concessions, or compromises by other Parties in other sections.

1.5.	Modifications by Commission

In the event the Commission rejects or modifies this Settlement Agreement, the Settlement Parties reserve their rights under Rule 51.7 of the Commission’s Rules of Practice and Procedure. The Parties agree to a good faith negotiation process in the event the Commission modifies the settlement.

2.	Term of Settlement
2.1.	Effective Date

The effective date of this Settlement Agreement shall be the date of the Commission order approving this Settlement.

2.2.	Settlement Period

Once it is approved and takes effect, the Settlement will remain in effect indefinitely, until modified by subsequent Commission order. The Settlement Parties agree not to seek any changes to this Settlement, absent consent of the Applicants, prior to June 1, 2011, except to the extent permitted in Section 1.2 above.

3.	Support for the Application
3.1.	Overview of the Settlement

In exchange for the commitment of Applicants to commit to undertake and perform the specific commitments contained in Appendix A hereto, the undersigned Settlement Parties agree to withdraw any pending protests and support Application 05-07-010 by recommending that the Commission approve of the requested exemption under Section 853(b) of the Public Utilities Code, on conditions pursuant to and consistent with the Commitments in Appendix A. Such support shall be conveyed by the following appropriate means: (1) joinder in Applicants’ motion for approval of the Settlement, and (2) the filing of conforming comments on the Proposed Decision of the Commission in A.05-07-010.

3.2.	Commitments by the Applicants

Appendix A contains the complete list of Commitments that Applicants collectively and individually agree to make in exchange for the support of the Settlement Parties in this proceeding (hereafter, “Commitments”). The Commitments are comprised of several separate categories of commitments, specifically, extensions of existing commitments previously entered into by PacifiCorp and/or Scottish Power, new commitments entered into by PacifiCorp and MEHC applicable to all the states to which PacifiCorp’s service territory extends, and, finally, California-specific commitments which apply only to the activities and operations of Applicants within California. By virtue of executing this Settlement, upon closing of the transaction, the Applicants agree to perform all of the Commitments set forth in Appendix A according to the provisions of each Commitment as set forth therein, with the reservation that in the process of obtaining approval for the transaction in other states, the Commitments applicable to all jurisdictions within the PacifiCorp service territory may be altered by regulatory decisions or settlements, and in that event the Applicants will conform the Commitments in this Settlement to match those applicable to all other jurisdictions.

4.	Recovery of Costs Related to Hydroelectric System Relicensing

All Settlement Parties agree that this Settlement and the instant transaction do not affect in any way their position regarding the recovery in retail electric rates of the costs of the mandated conditions for the relicensing and operation of PacifiCorp’s hydroelectric facilities.

Executed this 21st day of October, 2005.

By
Michael B. Day Joseph Wiedman Goodin, MacBride, Squeri, Ritchie & Day, LLP 505 Sansome Street, Suite 900 San Francisco, CA 94111
Attorneys for PacifiCorp and MidAmerican Energy Holdings Company

By
Rebecca R. Wodder Executive Director, American Rivers; Richard Roos-Collins Director, Legal Services Natural Heritage Institute 100 Pine Street, Ste. 1550 San Francisco, CA 94111-5117
Attorney for American Rivers

By
Brian Stranko Executive Director California Trout, Inc.; Richard Roos-Collins Director, Legal Services Natural Heritage Institute 100 Pine Street, Ste. 1550 San Francisco, CA 94111-5117
Attorney for California Trout, Inc.

By
Thomas P. Schlosser, WSBA 06276 Thane D. Somerville, WSBA 31468 Morisset, Schlosser, Jozwiak & McGaw 801 Second Avenue, Suite 1115 Seattle, WA 98104-1509
Attorney for Hoopa Valley Tribe

By
Grett L. Hurley, CSB 221418 Office of Tribal Attorney Hoopa Valley Tribe PO Box 188 Hoopa, CA 95546
Attorney for Hoopa Valley Tribe

By
Charlton H. Bonham, Senior Attorney, Brian Johnson, Staff Attorney 828 San Pablo Avenue, Suite 208 Albany, CA 94706
Attorney for Trout Unlimited

By
Scott W. Williams Alexander, Berkey, Williams & Weathers LLP 2000 Center Street, Suite 308 Berkeley, CA 94704
Attorney for Yurok Tribe

By
Barbara Lee Norman Peacemaker P.O. Box 657 Yreka, CA 96097
Attorney for Karuk Tribe of California

By
Glen H. Spain, Esq. P.O. Box 11170 Eugene, OR 97440-3370

Attorney for the following organizations: Pacific Coast Federation Of Fishermen’s Associations, Institute For Fisheries Resources, Northcoast Environmental Center, Friends Of The River, Oregon Natural Resources Council, Headwaters, Klamath Forest Alliance, And Waterwatch Of Oregon

By
Glen H. Spain, Esq. P.O. Box 11170 Eugene, OR 97440-3370
The Sierra Club

Settlement Appendix A

Commitments of PacifiCorp and MEHC

Consolidated List of Commitments

MEHC Acquisition of PacifiCorp

California Docket A.05-07-010

Extension of Existing Commitments Applicable to All Jurisdictions

1)	MEHC and PacifiCorp affirm the continuation of the existing customer service guarantees and performance standards in each jurisdiction through 2009.
2)

Penalties for noncompliance with performance standards and customer guarantees shall be paid as designated by the Commission and shall be excluded from results of operations. PacifiCorp will abide by the Commission’s decision regarding payments.

3)

PacifiCorp will maintain its own accounting system, separate from MEHC’s accounting system. All PacifiCorp financial books and records will be kept in Portland, Oregon, and will continue to be available to the Commission, upon request, at PacifiCorp’s offices in Portland, Oregon, Salt Lake City, Utah, and elsewhere in accordance with current practice.

4)

MEHC and PacifiCorp will provide the Commission access to all books of account, as well as all documents, data, and records of their affiliated interests, which pertain to transactions between PacifiCorp and its affiliated interests.

5)

MEHC, PacifiCorp and all affiliates will make their employees, officers, directors, and agents available to testify before the Commission to provide information relevant to matters within the jurisdiction of the Commission.

6)

The Commission or its agents may audit the accounting records of MEHC and its subsidiaries that are the bases for charges to PacifiCorp, to determine the reasonableness of allocation factors used by MEHC to assign costs to PacifiCorp and amounts subject to allocation or direct charges. MEHC agrees to cooperate fully with such Commission audits.

7)	MEHC and PacifiCorp will comply with all existing Commission statutes and regulations regarding affiliated interest transactions, including timely filing of applications and reports.
8)

PacifiCorp will file on an annual basis an affiliated interest report including an organization chart, narrative description of each affiliate, revenue for each affiliate and transactions with each affiliate.

9)

PacifiCorp and MEHC will not cross-subsidize between the regulated and non-regulated businesses or between any regulated businesses, and shall comply with the Commission’s then-existing practice with respect to such matters.

10)

Due to PUHCA repeal, neither Berkshire Hathaway nor MEHC will be registered public utility holding companies under PUHCA. Thus, no waiver by Berkshire Hathaway or MEHC of any defenses to which they may be entitled under Ohio Power Co. v. FERC, 954 F.2d 779 (D.C. Cir.), cert. denied sub nom. Arcadia v. Ohio Power Co., 506 U.S. 981 (1992) (“Ohio Power”), is necessary to maintain the Commission’s regulation of MEHC and PacifiCorp. However, while PUHCA is in effect, Berkshire Hathaway and MEHC waive such defenses.

11)

Any diversified holdings and investments (e.g., non-utility business or foreign utilities) of MEHC and PacifiCorp following approval of the transaction will be held in a separate company(ies) other than PacifiCorp, the entity for utility operations. Ring-fencing provisions (i.e., measures providing for separate financial and accounting treatment) will be provided for each of these diversified activities, including but not limited to provisions protecting the regulated utility from the liabilities or financial distress of MEHC. This condition will not prohibit the holding of diversified businesses.

12)

PacifiCorp or MEHC will notify the Commission subsequent to MEHC’s board approval and as soon as practicable following any public announcement of: (1) any acquisition of a regulated or unregulated business representing 5 percent or more of the capitalization of MEHC; or (2) the change in effective control or acquisition of any material part or all of PacifiCorp by any other firm, whether by merger, combination, transfer of stock or assets.

13)

Within 30 days of receiving all necessary state and federal regulatory approvals of the final corporate and affiliate cost allocation methodology, a written document setting forth the final corporate and affiliate cost methodology will be submitted to the Commission. On an on-going basis, the Commission will also be notified of anticipated or mandated changes to the corporate and affiliate cost allocation methodologies.

14)

Any proposed cost allocation methodology for the allocation of corporate and affiliate investments, expenses, and overheads, required by law or rule to be submitted to the Commission for approval, will comply with the following principles:

a)

For services rendered to PacifiCorp or each cost category subject to allocation to PacifiCorp by MEHC or any of its affiliates, MEHC must be able to demonstrate that such service or cost category is necessary to PacifiCorp for the performance of its regulated operations, is not duplicative of services already being performed within PacifiCorp, and is reasonable and prudent.

b)

Cost allocations to PacifiCorp and its subsidiaries will be based on generally accepted accounting standards; that is, in general, direct costs will be charged to specific subsidiaries whenever possible and shared or indirect costs will be allocated based upon the primary cost-driving factors.

c)	MEHC will have in place time reporting systems adequate to support the allocation of costs of executives and other relevant personnel to PacifiCorp.
d)

An audit trail will be maintained such that all costs subject to allocation can be specifically identified, particularly with respect to their origin. In addition, the audit trail must be adequately supported. Failure to adequately support any allocated cost may result in denial of its recovery in rates.

e)

Costs which would have been denied recovery in rates had they been incurred by PacifiCorp regulated operations will likewise be denied recovery whether they are allocated directly or indirectly through subsidiaries in the MEHC group.

f)	Any corporate cost allocation methodology used for rate setting, and subsequent changes thereto, will be submitted to the Commission for approval if required by law or rule.
15)

PacifiCorp will maintain separate debt and, if outstanding, preferred stock ratings. PacifiCorp will maintain its own corporate credit rating, as well as ratings for each long-term debt and preferred stock (if any) issuance.

16)

MEHC and PacifiCorp will exclude all costs of the transaction from PacifiCorp’s utility accounts. Within 90 days following completion of the transaction, MEHC will provide a preliminary accounting of these costs. Further, MEHC will provide the Commission with a final accounting of these costs within 30 days of the accounting close.

17)

The premium paid by MEHC for PacifiCorp will be recorded in the accounts of the acquisition company and not in the utility accounts of PacifiCorp. MEHC and PacifiCorp will not propose to recover the acquisition premium in PacifiCorp’s regulated retail rates; provided, however, that if the Commission in a rate order issued subsequent to the closing of the transaction reduces PacifiCorp’s retail revenue requirement through the imputation of benefits (other than those benefits committed to in this transaction) accruing from the acquisition company (PPW Holdings LLC), Berkshire Hathaway, or MEHC, MEHC and PacifiCorp will have the right to propose upon rehearing and in subsequent cases a symmetrical adjustment to recognize the acquisition premium in retail revenue requirement.

18)	MEHC and PacifiCorp will provide the Commission with unrestricted access to all written information provided to credit rating agencies that pertains to PacifiCorp.
19)

PacifiCorp will not make any distribution to PPW Holdings LLC or MEHC that will reduce PacifiCorp’s common equity capital below 40 percent of its total capital without Commission approval. PacifiCorp’s total capital is defined as common equity, preferred equity and long-term debt. Long-term debt is defined as debt with a term of one year or more. The Commission and PacifiCorp may reexamine this minimum common equity percentage as financial conditions or accounting standards change, and may request that it be adjusted.

20)	The capital requirements of PacifiCorp, as determined to be necessary to meet its obligation to serve the public, will be given a high priority by the Board of Directors of MEHC and PacifiCorp.
21)

PacifiCorp will not, without the approval of the Commission, assume any obligation or liability as guarantor, endorser, surety or otherwise for MEHC or its affiliates, provided that this condition will not prevent PacifiCorp from assuming any obligation or liability on behalf of a subsidiary of PacifiCorp. MEHC will not pledge any of the assets of the regulated business of PacifiCorp as backing for any securities which MEHC or its affiliates (but excluding PacifiCorp and its subsidiaries) may issue.

22)

MEHC and PacifiCorp, in future Commission proceedings, will not seek a higher cost of capital than that which PacifiCorp would have sought if the transaction had not occurred. Specifically, no capital financing costs should increase by virtue of the fact that PacifiCorp was acquired by MEHC.

23)

MEHC and PacifiCorp guarantee that the customers of PacifiCorp will be held harmless if the transaction between MEHC and PacifiCorp results in a higher revenue requirement for PacifiCorp than if the transaction had not occurred. However, this hold harmless provision shall not apply to incremental costs associated with cost-effective investments in renewable and thermal generation, energy efficiency programs, demand-side management programs, environmental measures, and transmission and distribution facilities approved by the Commission.

24)	PacifiCorp will continue its Blue Sky tariff offering in all states.
25)	PacifiCorp will continue its commitment to gather outside input on environmental matters, such as through the Environmental Forum.
26)	PacifiCorp will continue to have environmental management systems in place that are self-certified to ISO 14001 standards at all PacifiCorp operated thermal generation plants.
27)

MEHC will maintain the existing level of PacifiCorp’s community-related contributions, both in terms of monetary and in-kind contributions. The distribution of PacifiCorp’s community-related contributions among the states will be done in a manner that is fair and equitable to each state.

28)	MEHC will continue to consult with regional advisory boards to ensure local perspectives are heard regarding community issues.
29)	MEHC will honor existing labor contracts with all levels of staff.
30)	MEHC and PacifiCorp will make no changes to employee benefit plans for at least two (2) years following the effective date of the Stock Purchase Agreement.

31)	PacifiCorp will continue to produce Resource Plans every two years, according to the then current schedule and the then current Commission rules.
32)

When acquiring new generation resources in excess of 100 MW, PacifiCorp and MEHC will issue Requests for Proposals (RFPs) or otherwise comply with state laws, regulations and orders that pertain to procurement of new generation resources.

33)	Nothing in these acquisition commitments shall be interpreted as a waiver of PacifiCorp’s or MEHC’s rights to request confidential treatment for information that is the subject of any commitments.
34)

Unless otherwise specified by Commission regulations, the Commission shall give MEHC and PacifiCorp written notification of any violation by either company of the commitments made in this application. If such failure is corrected within ten (10) business days for failure to file reports, or five (5) business days for other violations, the Commission shall take no action. MEHC or PacifiCorp may request, for cause, an extension of these time periods. If MEHC or PacifiCorp fails to correct such violations within the specified time frames, as modified by any Commission-approved extensions, the Commission may seek to assess penalties for violation of a Commission order, against either MEHC or PacifiCorp, but not both, as allowed under state laws and regulations.

New Commitments Applicable to All Jurisdictions

35)

Transmission Investment: MEHC and PacifiCorp have identified incremental transmission projects that enhance reliability, facilitate the receipt of renewable resources, or enable further system optimization. Subject to permitting and the availability of materials, equipment and rights-of-way, MEHC and PacifiCorp commit to use their best efforts to achieve the following transmission system infrastructure improvements[1]:

a)	Path C Upgrade (~$78 million) – Increase Path C capacity by 300 MW (from S.E. Idaho to Northern Utah). This project:
•	enhances reliability because it increases transfer capability between the east and west control areas,
•	facilitates the delivery of power from wind projects in Idaho, and
______________
[1]

It is possible that upon further review a particular investment might not be cost-effective or optimal for customers. If that should occur, MEHC pledges to propose an alternative to the Commission with a comparable benefit. The Commission may investigate the reasonableness of any determination by MEHC/PacifiCorp that one or more of the identified transmission investments is not cost-effective or optimal for customers.

•	provides PacifiCorp with greater flexibility and the opportunity to consider additional options regarding planned generation capacity additions.
b)

Mona - Oquirrh (~$196 million) – Increase the import capability from Mona into the Wasatch Front (from Wasatch Front South to Wasatch Front North). This project would enhance the ability to import power from new resources delivered at or to Mona, and to import from Southern California by “wheeling” over the Adelanto DC tie. This project:

•	enhances reliability by enabling the import of power from Southern California entities during emergency situations,
•	facilitates the acceptance of renewable resources, and
•	enhances further system optimization since it enables the further purchase or exchange of seasonal resources from parties capable of delivering to Mona.
c)

Walla Walla - Yakima or Mid-C (~$88 million) – Establish a link between the “Walla Walla bubble” and the “Yakima bubble” and/or reinforce the link between the “Walla Walla bubble” and the Mid-Columbia (at Vantage). Either of these projects presents opportunities to enhance PacifiCorp’s ability to accept the output from wind generators and balance the system cost effectively in a regional environment.

36)	Other Transmission and Distribution Matters: MEHC and PacifiCorp make the following commitments to improve system reliability:
a)	investment in the Asset Risk Program of $75 million over the three years, 2007-2009,
b)	investment in local transmission risk projects across all states of $69 million over eight years after the close of the transaction,
c)	O & M expense for the Accelerated Distribution Circuit Fusing Program across all states will be increased by $1.5 million per year for five years after the close of the transaction, and
d)	extension of the O&M investment across all states for the Saving SAIDI Initiative for three additional years at an estimated cost of $2 million per year.
e)

MEHC and PacifiCorp will also support the Bonneville Power Administration in its development of short-term products such as conditional firm and redispatch products. PacifiCorp will also initiate a process to collaboratively design similar products at PacifiCorp.

37)

Regional Transmission: MEHC recognizes that it can and should have a role in addressing the critical importance of transmission infrastructure to the states in which PacifiCorp serves. MEHC also recognizes that some transmission projects, while highly desirable, may not be appropriate investments for PacifiCorp and its regulated customers. Therefore, MEHC shareholders commit their resources and leadership to assist PacifiCorp states in the development of transmission projects upon which the states can agree. Examples of such projects would be RMATS and the proposed Frontier transmission line.

38)

Reduced Cost of Debt: MEHC believes that PacifiCorp’s incremental cost of long-term debt will be reduced as a result of the proposed transaction, due to the association with Berkshire Hathaway. Historically, MEHC’s utility subsidiaries have been able to issue long-term debt at levels below their peers with similar credit ratings. MEHC commits that over the next five years it will demonstrate that PacifiCorp’s incremental long-term debt issuances will be at a yield ten basis points below its similarly rated peers. If it is unsuccessful in demonstrating that PacifiCorp has done so, PacifiCorp will accept up to a ten (10) basis point reduction to the yield it actually incurred on any incremental long-term debt issuances for any revenue requirement calculation effective for the five-year period subsequent to the approval of the proposed acquisition. It is projected that this benefit will yield a value roughly equal to $6.3 million over the post-acquisition five-year period.

39)

Corporate Overhead Charges: MEHC commits that the corporate charges to PacifiCorp from MEHC and MEC will not exceed $9 million annually for a period of five years after the closing on the proposed transaction. (In FY2006, Scottish Power’s net cross-charges to PacifiCorp are projected to be $15 million.)

40)

Future Generation Options: In Commitment 32, MEHC and PacifiCorp adopt a commitment to source future PacifiCorp generation resources consistent with the then current rules and regulations of each state. In addition to that commitment, for the next ten years, MEHC and PacifiCorp commit that they will submit as part of any RFPs —including renewable energy RFPs —a 100 MW or more utility “own/operate” proposal for the particular resource. It is not the intent or objective that such proposals be favored over other options. Rather, the option for PacifiCorp to own and operate the resource which is the subject of the RFP will enable comparison and evaluation of that option against other alternatives. In addition to providing regulators and interested parties with an additional viable option for assessment, it can be expected that this commitment will enhance PacifiCorp’s ability to increase the proportion of cost-effective renewable energy in its generation portfolio, based upon the actual experience of MEC and the “Renewable Energy” commitment offered below.

41)

Renewable Energy: MEHC reaffirms PacifiCorp’s commitment to acquire 1400 MW of new cost-effective renewable resources, representing approximately 7% of PacifiCorp’s load. MEHC and PacifiCorp commit to work with developers and bidders to bring at least 100 MW of cost-effective wind resources in service within one year of the close of the transaction.

MEHC and PacifiCorp expect that the commitment to build the Walla-Walla and Path C transmission lines will facilitate up to 400 MW of renewable resource projects with an expected in-service date of 2008 -2010. MEHC and PacifiCorp commit to actively work with developers to identify other transmission improvements that can facilitate the delivery of wind energy in PacifiCorp’s service area.

In addition, MEHC and PPW commit to work constructively with states to implement renewable energy action plans so as to enable achievement of PacifiCorp’s 1400 MW commitment.

42)

Coal Technology: MEHC supports and affirms PacifiCorp’s commitment to consider utilization of advanced coal-fuel technology such as super-critical or IGCC technology when adding coal-fueled generation.

43)

Greenhouse Gas Emission Reduction: MEHC and PacifiCorp commit to participate in the Environmental Protection Agency’s SF6 Emission Reduction Partnership for Electric Power Systems. Sulfur hexafluoride (SF6) is a highly potent greenhouse gas used in the electric industry for insulation and current interruption in electric transmission and distribution equipment. Over a 100-year period, SF6 is 23,900 times more effective at trapping infrared radiation than an equivalent amount of CO2, making it the most highly potent, known greenhouse gas. SF6 is also a very stable chemical, with an atmospheric lifetime of 3,200 years. As the gas is emitted, it accumulates in the atmosphere in an essentially un-degraded state for many centuries. Thus, a relatively small amount of SF6 can have a significant impact on global climate change. Through its participation in the SF6 partnership, PacifiCorp will commit to an appropriate SF6 emissions reduction goal and annually report its estimated SF6 emissions. This not only reduces greenhouse gas emissions, it saves money and improves grid reliability. Since 1999, EPA’s SF6 partner companies have saved $2.5 million from the avoided gas loss alone. Use of improved SF6 equipment and management practices helps protect system reliability and efficiency.

44)

Emission Reductions from Coal-Fueled Generating Plants: Working with the affected generation plant joint owners and with regulators to obtain required approvals, MEHC and PacifiCorp commit to install the equipment likely to be necessary under future emissions control scenarios at a cost of approximately $812 million. These investments would commence as soon as feasible after the close of the transaction. While additional expenditures may ultimately be required as future emission reduction requirements become better defined, MEHC believes these investments in emission control equipment are reasonable and environmentally beneficial. The execution of an emissions reduction plan for the existing PacifiCorp coal-fueled facilities, combined with the use of reduced-emissions coal technology for new coal-fueled generation, is expected to result in a significant decrease in the emissions rate of PacifiCorp’s coal-fueled generation fleet. The investments to which MEHC is committing are expected to result in a decrease in the SO2 emissions rates of more than 50%, a decrease in the NOx emissions rates of more than 40%, a reduction in the mercury emissions rates of almost 40%, and no increase expected in the CO2 emissions rate.

45)	Energy Efficiency and DSM Management:
a)

MEHC and PacifiCorp commit to conducting a company-defined third-party market potential study of additional DSM and energy efficiency opportunities within PacifiCorp’s service areas. The objective of the study will be to identify opportunities not yet identified by the company and, if and where possible, to recommend programs or actions to pursue those opportunities found to be cost-effective. The study will focus on opportunities for deliverable DSM and energy efficiency resources rather than technical potentials that may not be attainable through DSM and energy efficiency efforts. The findings of the study will be reported back to DSM advisory groups, commission staffs, and other interested stakeholders and will be used by the Company in helping to direct ongoing DSM and energy efficiency efforts. The study will be completed within one year after the closing on the transaction, and MEHC shareholders will absorb the first $1 million of the costs of the study.

b)

PacifiCorp further commits to meeting its portion of the NWPPC’s energy efficiency targets for Oregon, Washington and Idaho, as long as the targets can be achieved in a manner deemed cost-effective by the affected states.

c)

In addition, MEHC and PacifiCorp commit that PacifiCorp and MEC will annually collaborate to identify any incremental programs that might be cost-effective for PacifiCorp customers. The Commission will be notified of any additional cost-effective programs that are identified.

46)

Customer Service Standards: MEHC and PacifiCorp commit to extend, through 2011, Commitment 1 above regarding customer service guarantees and performance standards as established in each jurisdiction, a two-year extension.

47)

Community Involvement and Economic Development: MEHC has significant experience in assisting its communities with economic development efforts. MEHC plans to continue PacifiCorp’s existing economic development practices and use MEHC’s experience to maximize the effectiveness of these efforts.

48)

Corporate Presence (All States): MEHC understands that having adequate staffing and representation in each state is not optional. We understand its importance to customers, to regulators and to states. MEHC and PacifiCorp commit to maintaining adequate staffing and presence in each state, consistent with the provision of reliable service and cost-effective operations.

49)

IRP Stakeholder Process: PacifiCorp will provide public notice and an invitation to encourage stakeholders to participate in the Integrated Resource Plan process to consider Commitments 35, 40, 41, 42, and 45.

50)

Reporting on Status of Commitments: By June 1, 2007 and each June 1 thereafter through 2011, PacifiCorp will file a report with the Commission regarding the implementation of the Commitments specified below. The report will, at a minimum, provide a description of the performance of each of the specified commitments that have quantifiable results. If any of the commitments specified herein is not being met, relative to the specific terms of the commitment, the report shall provide proposed corrective measures and target dates for completion of such measures. The Commitments subject to this reporting requirement are 13, 15, 16, 19, and 35 through 46.

California State-Specific Commitments
C1)

MEHC commits that the transaction will not diminish in any way PacifiCorp’s ability or willingness to perform its legal obligations associated with the Klamath River hydroelectric system or PacifiCorp’s ability to recover the costs thereof in rates.

C2)	In implementing Commitment 36, PacifiCorp will make cost-effective investments in California to the extent reasonably required to serve load.
C3)

Subject to the costs being recoverable on a timely basis in PacifiCorp’s California retail electric rates, PacifiCorp will continue offering cost-effective demand-side management programs in California.

C4)

PacifiCorp will take the following actions to address extending electrical service to unserved Yurok, Hoopa Valley, Karuk or other Indian communities located within PacifiCorp’s allocated service territory. Following the closing of the transaction by MEHC and commencing within 30 days of receipt by PacifiCorp of a request for service by the Tribe(s), PacifiCorp will undertake good faith discussions with the affected Tribes, the Commission’s Energy Division and DRA, Pacific Gas & Electric Company, and other appropriate stakeholders, regarding such extension in electrical service. PacifiCorp will consider a reasonable range of options for rural electrification consistent with PacifiCorp’s filed tariff regarding line extensions. PacifiCorp will conclude the discussion regarding rural electrification within 1 year of the closing and will at that time file an application or other pleading: (A) seeking permission to extend electrical service to these specified areas or (B) stating its decision not to extend service, and the basis therefore.

C5)

PacifiCorp will provide $150,000 per year for three years to fund a study to be jointly administered by U.S. Environmental Protection Agency (EPA or lead agency), CalEPA’s North Coast Regional Water Quality Control Board, California Department of Fish and Game, Del Norte, Humboldt, Klamath and Siskiyou County health agencies, the Klamath, Yurok, Karuk and Hoopa Valley Tribes, Oregon Department of Environmental Quality, Oregon Department of Fish and Wildlife, U.S. Fish and Wildlife Service, and the National Marine Fisheries Service. The study will be conducted by an independent consultant acceptable to EPA and PacifiCorp. The study purpose is to identify the presence, distribution, and possible causes of blue-green algae (including Microcystis aeruginosa and any other similar toxic species of such algae, hereinafter referred to as “microcystis”), and their toxins, within the Klamath Basin. Within 60 days of the closing of the transaction by MEHC, PacifiCorp will ask that EPA convene, and PacifiCorp will participate in, a working group of the above-referenced governmental agencies, in order to design the study protocols and oversee the study implementation. All Settlement Parties acknowledge that the active participation of governmental agencies and full public accessibility to the monitoring information will assist in addressing the presence of microcystis in the Klamath Basin. All study data will be publicly available.

PacifiCorp will cooperate in appropriate implementation efforts to support the study, and will cooperate in providing information for grant applications to secure additional (including public) funding for the study. However, neither the provision of funds for this study nor participation in the study constitutes an admission by PacifiCorp or MEHC of any responsibility or legal liability for microcystis outbreaks, nor shall it be deemed as such by any Settlement Party.

C6)	PacifiCorp will provide an opportunity for the Settlement Parties to discuss implementation of Commitment 44 and will provide advance notice of same to the Settlement Parties in the California docket.
C7)

By June 1, 2007 and each June 1 thereafter through 2011, PacifiCorp will file a supplemental report with the CPUC regarding the implementation of the California State-Specific Commitments specified above. The report will, at a minimum, provide a description of the performance of each of the specified commitments that have quantifiable results. If any of the commitments specified herein is not being met, relative to the specific terms of the commitment, the report shall provide proposed corrective measures and target dates for completion of such measures. The Commitments subject to this reporting requirement are C2, C4, and C5.

Appendix D: Adopted Conditions

The authority granted by this Decision is subject to conditions set forth below, with the clarifications set forth in the body of this Decision. The conditions adopted by today’s Decision replace the conditions adopted in Decision Nos. 02-04-061, 01-12-013, D.99-10-059, and 99-06-049. The adopted conditions do not supersede other Commission decisions. To the extent there is a conflict between today’s Decision and another Commission decision (other than the four previously identified decisions), the other decisions shall control.

General Commitments

1.

~~MEHC and PacifiCorp affirm the continuation (through March 31, 2008) of the existing customer service guarantees and performance standards in each jurisdiction. MEHC and PacifiCorp will not propose modifications to the guarantees and standards prior to March 31, 2008. Refer to Commitment 46 for the extension of this commitment through 2011.~~

2.

Penalties for noncompliance with performance standards and customer guarantees shall be paid as designated by the Commission and shall be excluded from results of operations. PacifiCorp will abide by the Commission’s decision regarding payments.

3.

PacifiCorp will maintain its own accounting system, separate from MEHC’s accounting system. All PacifiCorp financial books and records will be kept in Portland, Oregon. PacifiCorp’s financial books and records and state and federal utility regulatory filings and documents will continue to be available to the Commission, upon request, at PacifiCorp’s offices in Portland, Oregon, Salt Lake City, Utah, and elsewhere in accordance with current practice.

4.

MEHC and PacifiCorp will provide the Commission access to all books of account, as well as all documents, data, and records of their affiliated interests, which pertain to transactions between PacifiCorp and its affiliated interests or which are otherwise relevant to the business of PacifiCorp. This commitment is also applicable to the books and records of Berkshire Hathaway, which shall retain its books and records relevant to the business of PacifiCorp consistent with the manner and time periods of the Federal Energy Regulatory Commission’s record retention requirements that are applicable to PacifiCorp’s books and records.

5.

MEHC, PacifiCorp and all affiliates will make their employees, officers, directors, and agents available to testify before the Commission to provide information relevant to matters within the jurisdiction of the Commission.

6.

The Commission or its agents may audit the accounting records of MEHC and its subsidiaries that are the bases for charges to PacifiCorp, to determine the reasonableness of allocation factors used by MEHC to assign costs to PacifiCorp and amounts subject to allocation or direct charges. MEHC agrees to cooperate fully with such Commission audits.

7.	MEHC and PacifiCorp will comply with all applicable Commission statutes and regulations regarding affiliated interest transactions, including timely filing of applications and reports.
8.

PacifiCorp will file on an annual basis an affiliated interest report including an organization chart, narrative description of each affiliate, revenue for each affiliate and transactions with each affiliate.

9.

PacifiCorp and MEHC will not cross-subsidize between the regulated and non-regulated businesses or between any regulated businesses, and shall comply with the Commission’s applicable orders and rules with respect to such matters.

10.

Due to PUHCA repeal, neither Berkshire Hathaway nor MEHC will be registered public utility holding companies under PUHCA. Thus, no waiver by Berkshire Hathaway or MEHC of any defenses to which they may be entitled under Ohio Power Co. v. FERC, 954 F.2d 779 (D.C. Cir.), cert. denied sub nom. Arcadia v. Ohio Power Co., 506 U.S. 981 (1992) (“Ohio Power”), is necessary to maintain the Commission’s regulation of MEHC and PacifiCorp. However, while PUHCA is in effect, Berkshire Hathaway and MEHC waive such defenses.

11.	Diversified Holdings and Ring Fencing:
a)

Any diversified holdings and investments (e.g., non-utility business or foreign utilities) of MEHC following approval of the transaction will not be held by PacifiCorp or a subsidiary of PacifiCorp. This condition will not prohibit MEHC or its affiliates other than PacifiCorp from holding diversified businesses.

b)

Ring-fencing provisions for PPW Holdings LLC will include the provisions in Appendix 1 of the Oregon Settlement.[67] These provisions have been derived from those in effect for NNGC Acquisition, LLC as of December 1, 2005.

______________
67	All references to the Oregon Settlement refer to the contents of the Oregon Settlement that was filed and served by the Applicants on January 5, 2006.

c)

PacifiCorp will notify the Commission of any changes in the ring-fencing provisions. Such notice shall include verification that (i) the change has been approved by the independent director of PacifiCorp’s parent company, and (ii) the rating agencies have confirmed that there will be no credit downgrade from the changed ring-fencing protections.

12.

PacifiCorp or MEHC will notify the Commission subsequent to MEHC’s board approval and as soon as practicable following any public announcement of: (1) any acquisition of a regulated or unregulated business representing 5 percent or more of the capitalization of MEHC; or (2) the change in effective control or acquisition of any material part or all of PacifiCorp by any other firm, whether by merger, combination, transfer of stock or assets.

13.

The Inter-company Administrative Services Agreement (IASA) will include the corporate and affiliate cost allocation methodologies. The IASA will be filed with the Commission as soon as practicable after the closing of the transaction. Approval of the IASA will be requested if required by law or rule, but approval for ratemaking purposes will not be requested in such filing. Refer to Commitment 14 (f). Amendments to the IASA will also be filed with the Commission.

14.

Any proposed cost allocation methodology for the allocation of corporate and affiliate investments, expenses, and overheads, required by law or rule to be submitted to the Commission for approval, will comply with the following principles:

a)

For services rendered to PacifiCorp or each cost category subject to allocation to PacifiCorp by MEHC or any of its affiliates, MEHC must be able to demonstrate that such service or cost category is necessary to PacifiCorp for the performance of its regulated operations, is not duplicative of services already being performed within PacifiCorp, and is reasonable and prudent.

b)

Cost allocations to PacifiCorp and its subsidiaries will be based on generally accepted accounting standards; that is, in general, direct costs will be charged to specific subsidiaries whenever possible and shared or indirect costs will be allocated based upon the primary cost-driving factors.

c)	MEHC and its subsidiaries will have in place positive time reporting systems adequate to support the allocation and assignment of costs of executives and other relevant personnel to PacifiCorp.

d)

An audit trail will be maintained such that all costs subject to allocation can be specifically identified, particularly with respect to their origin. In addition, the audit trail must be adequately supported. Failure to adequately support any allocated cost may result in denial of its recovery in rates.

e)

Costs which would have been denied recovery in rates had they been incurred by PacifiCorp regulated operations will likewise be denied recovery whether they are allocated directly or indirectly through subsidiaries in the MEHC group.

f)	Any corporate cost allocation methodology used for rate setting, and subsequent changes thereto, will be submitted to the Commission for approval if required by law or rule.
15.

MEHC and PacifiCorp commit that PacifiCorp will maintain separate debt and preferred stock, if any. PacifiCorp will maintain its own corporate credit rating, as well as ratings for long-term debt and preferred stock, from Moody’s and S&P or their successor rating agencies.

16.

MEHC and PacifiCorp will exclude all costs of the transaction from PacifiCorp’s utility accounts. Within 90 days following completion of the transaction, MEHC will provide a preliminary accounting of these costs. Further, MEHC will provide the Commission with a final accounting of these costs within 30 days of the accounting close.

17.

For accounting purposes, the premium paid by MEHC for PacifiCorp will be recorded in the accounts of the acquisition company and not in the utility accounts of PacifiCorp. MEHC and PacifiCorp will not ~~propose to~~ recover the acquisition premium in PacifiCorp’s regulated retail rates. ~~; provided, however, that (1) if the Commission in a rate order issued subsequent to the closing of the transaction reduces PacifiCorp’s retail revenue requirement through the imputation of benefits (other than those benefits committed to in this transaction) accruing from the acquisition company (PPW Holdings LLC), Berkshire Hathaway or MEHC; and (2) if the Commission fails to recognize in rates the costs associated with such benefits, then MEHC and PacifiCorp reserve the right to propose upon rehearing and in subsequent cases a symmetrical adjustment to recognize the acquisition premium in retail revenue requirement. MEHC and PacifiCorp acknowledge that neither the Commission nor any party to a rate proceeding subsequent to the closing of the transaction is required by this commitment to allow or support inclusion of any portion of the acquisition premium in PacifiCorp’s rates.~~

18.

MEHC and PacifiCorp will provide the Commission with unrestricted access to all written information provided by and to credit rating agencies that pertains to PacifiCorp or MEHC. Berkshire Hathaway and MEHC will also provide the Commission with unrestricted access to all written information provided by and to credit rating agencies that pertains to MEHC’s subsidiaries to the extent such information may potentially impact PacifiCorp.

19.	Dividends and Capital Structure.
a)

MEHC and PacifiCorp commit that PacifiCorp will not make any dividends to PPW Holdings LLC or MEHC that will reduce PacifiCorp’s common equity capital below the following percentages of its Total Capital without Commission approval.

•	48.25% from the date of the close of the transaction through December 31, 2008;
•	47.25% from January 1, 2009, through December 31, 2009;
•	46.25% from January 1, 2010 through December 31, 2010;
•	45.25% from January 1, 2011 through December 31, 2011;
•	44.00% after December 31, 2011.
b)

PacifiCorp’s Total Capital is defined as common equity, preferred equity and long-term debt. Long-term debt is defined as debt with a term of more than one year. For purposes of calculating the numerator of the percentage, common equity will be increased by 50% of the remaining balance of preferred stock that was in existence prior to the acquisition of PacifiCorp by MEHC. PacifiCorp and MEHC will work with Commission staff to determine a percentage of common equity credit to apply to preferred stock issued by PacifiCorp after the acquisition of PacifiCorp by MEHC. In the absence of such an agreement between Commission staff and the Companies, MEHC and PacifiCorp agree to treat new issuances of preferred stock as 100% debt, unless a Commission order approves a different percentage.

c)

MEHC and PacifiCorp commit that PacifiCorp will not make any dividends to PPW Holdings LLC or MEHC that will reduce PacifiCorp’s common equity capital below 35% of its Total Adjusted Capital without Commission approval. For purposes of calculating the numerator of the percentage, common equity will not include any portion of PacifiCorp preferred stock issued and outstanding. PacifiCorp’s Total Adjusted Capital is defined as common equity, preferred equity, long-term debt, short-term debt and capitalized lease obligations.

d)	The Commission, on its own motion or at the request of any party, may reexamine the minimum common equity percentages as financial conditions or accounting standards warrant.

20.	The capital requirements of PacifiCorp, as determined to be necessary to meet its obligation to serve the public, will be given a high priority by the Board of Directors of MEHC and PacifiCorp.
21.

MEHC and PacifiCorp commit that neither PacifiCorp nor its subsidiaries will, without the approval of the Commission, make loans or transfer funds (other than dividends and payments pursuant to the Intercompany Administrative Services Agreement) to MEHC. Berkshire Hathaway, or their respective subsidiaries, or assume any obligation or liability as guarantor, endorser, surety or otherwise for MEHC, Berkshire Hathaway of their respective subsidiaries; provided that this condition will not prevent PacifiCorp, to the extent allowed by law, from making loans or transferring funds to a subsidiary of PacifiCorp or assuming any obligation or liability on behalf of a subsidiary of PacifiCorp. MEHC and Berkshire Hathaway will not pledge any of the assets of the business of PacifiCorp as backing for any securities that MEHC or Berkshire Hathaway or their respective subsidiaries (but excluding PacifiCorp and its subsidiaries) may issue.

22.	MEHC and PacifiCorp will not advocate a higher cost of capital as compared to what PacifiCorp’s cost of capital would have been, using Commission standards, absent MEHC’s ownership.
23.

~~MEHC and PacifiCorp guarantee that the customers of PacifiCorp’s customers will be held harmless if the transaction between MEHC and PacifiCorp results in a higher revenue requirement for PacifiCorp than if the transaction had not occurred; provided, however, that this hold harmless provision will not apply to prudently incurred costs approved for inclusion in revenue requirement by the Commission.~~

24.

PacifiCorp will continue a Blue Sky tariff offering in all states. PacifiCorp will continue to support this offering through innovative marketing, by modifying the tariff to reflect the developing green power market and by monitoring national certification standards.

25.	PacifiCorp will continue its commitment to gather outside input on environmental matters, such as through the Environmental Forum.
26.	PacifiCorp will continue to have environmental management systems in place that are self-certified to ISO 14001 standards at all PacifiCorp operated thermal generation plants.
27.	MEHC will maintain at least the existing level of PacifiCorp’s community-related contributions, both in terms of monetary and in-kind contributions.

The distribution of PacifiCorp’s community-related contributions among the states will be done in a manner that is fair and equitable to each state.

28.	MEHC will continue to consult with regional advisory boards to ensure local perspectives are heard regarding community issues.
29.	MEHC will honor PacifiCorp’s existing labor contracts.
30.	After the closing of the transaction, MEHC and PacifiCorp will make no unilateral changes to employee benefit plans prior to May 23, 2007, that would result in a reduction in employee benefits.
31.	PacifiCorp will continue to produce Integrated Resource Plans according to the then current schedule and the then current Commission rules and orders.
32.

When acquiring new generation resources in excess of 100 MW and with a dependable life of 10 or more years, PacifiCorp and MEHC will issue Requests for Proposals or otherwise comply with state laws, regulations and orders that pertain to procurement of new generation resources for PacifiCorp.

33.	Nothing in these acquisition commitments shall be interpreted as a waiver of PacifiCorp’s or MEHC’s rights to request confidential treatment for information that is the subject of any commitments.
34.

Unless another process is provided by statute, Commission regulations or approved PacifiCorp tariff, MEHC and PacifiCorp encourage the Commission to use the following process for administering the commitments. The Commission should give MEHC and PacifiCorp written notification of any violation by either company of the commitments made in this application. If such failure is corrected within ten (10) business days for failure to file reports, or five (5) business days for other violations, the Commission should take no action. The Commission should have the authority to determine if the corrective action has satisfied or corrected the violation. MEHC or PacifiCorp may request, for cause, an extension of these time periods. If MEHC or PacifiCorp fails to correct such violations within the specified time frames, as modified by any Commission-approved extensions, the Commission may seek to assess penalties for violation of a Commission order, against either MEHC or PacifiCorp, as allowed under state laws and regulations.

35.

MEHC and PacifiCorp have identified incremental transmission projects that MEHC and PacifiCorp believe will enhance reliability, facilitate the receipt of renewable resources, or enable further system optimization. Subject to permitting and the availability of materials, equipment and rights-of-way, MEHC and PacifiCorp commit to use their best efforts to achieve the following transmission system infrastructure improvements:

a)

Path C Upgrade (~$78 million) – Increase Path C capacity by 300 MW (from S.E. Idaho to Northern Utah). The target completion date for this project is 2010. MEHC and PacifiCorp assert that this project:

•	enhances reliability because it increases transfer capability between the east and west control areas,
•	facilitates the delivery of power from wind projects in Idaho, and
•	provides PacifiCorp with greater flexibility and the opportunity to consider additional options regarding planned generation capacity additions.
b)

Mona - Wasatch (~$196 million) – Increase the import capability from Mona into the Wasatch Front (from Wasatch Front South to Wasatch Front North). This project would enhance the ability to import power from new resources delivered at or to Mona, and to import from Southern California by “wheeling” over the Adelanto DC tie. The target completion date for this project is 2011. MEHC and PacifiCorp assert that this project:

•	enhances reliability by enabling the import of power from Southern California entities during emergency situations,
•	facilitates the acceptance of renewable resources, and
•	enhances further system optimization since it enables the further purchase or exchange of seasonal resources from parties capable of delivering to Mona.
c)

Walla Walla - Yakima or Mid-C (~$88 million) – Establish a link between the “Walla Walla bubble” and the “Yakima bubble” and/or reinforce the link between the “Walla Walla bubble” and the Mid-Columbia (at Vantage). MEHC and PacifiCorp assert that this project either of these projects presents opportunities to enhance PacifiCorp’s ability to accept the output from wind generators and balance the system cost effectively in a regional environment. The target completion date for this project is 2010.

36.	MEHC and PacifiCorp make the following commitments to improve system reliability:
a)	investment in the Asset Risk Program of $75 million over the three years, 2007-2009,
b)	investment in local transmission risk projects across all states of $69 million over eight years after the close of the transaction,

c)	O & M expense for the Accelerated Distribution Circuit Fusing Program across all states will be increased by $1.5 million per year for five years after the close of the transaction, and
d)	extension of the O&M investment across all states for the Saving SAIDI Initiative for three additional years at an estimated cost of $2 million per year.
e)

MEHC and PacifiCorp will support the Bonneville Power Administration in its development of short-term products such as conditional firm. No less than three months following the close of the transaction, PacifiCorp will initiate a process to collaboratively design similar transmission products and will include stakeholders in the process. PacifiCorp will make every reasonable effort to complete a product by the end of 2008.

f)

PacifiCorp will continue to offer its Partial Interim Service product and will make commercially reasonable efforts to offer transmission customers as much firm service as the Company’s transmission studies show is available, including weeks with a month. PacifiCorp will also continue its OATT tariff provision that allows transmission customers to alter pre-scheduled transactions up to 20 minutes before the hour as long as such provision is consistent with established scheduling practices and does not jeopardize system reliability. PacifiCorp will notify parties to this proceeding if it proposes changes to these two elements of its OATT.

37.

MEHC recognizes that it can and should have a role in addressing the critical importance of transmission infrastructure to the states in which PacifiCorp serves. MEHC also recognizes that some transmission projects, while highly desirable, may not be appropriate investments for PacifiCorp and its regulated customers. Therefore, MEHC commits its resources and leadership to assist PacifiCorp states in the development of transmission projects upon which the states can agree. Examples of such projects would be RMATS and the proposed Frontier transmission line.

38.	Reduced Cost of Debt: This Commitment is intentionally left blank. Commitment 38 is superseded by California Commitment C-15.
39.	Corporate Overhead Charges: This Commitment is intentionally left blank. Commitment 39 is superseded by California Commitments C-11 and C-13.
40.

In Commitment 32, MEHC and PacifiCorp adopt a commitment to source future PacifiCorp generation resources consistent with the then current rules and regulations of each state. In addition to that commitment, for the next ten years, MEHC and PacifiCorp commit that they will submit as part of any

Commission-approved RFPs for resources with a dependable life greater than 10 years and greater than 100 MW – including renewable energy RFPs – a 100 MW or more utility “own/operate” alternative for the particular resource. It is not the intent or objective that such alternatives be favored over other options. Rather, the option for PacifiCorp to own and operate the resource which is the subject of the RFP will enable comparison and evaluation of that option against other viable alternatives. In addition to providing regulators and interested parties with an additional viable option for assessment, it can be expected that this commitment will enhance PacifiCorp’s ability to increase the proportion of cost-effective renewable energy in its generation portfolio, based upon the actual experience of MEC and the “Renewable Energy” commitment offered below.

41.

MEHC reaffirms PacifiCorp’s commitment to acquire 1400 MW of new cost-effective renewable resources, representing approximately 7% of PacifiCorp’s load. MEHC and PacifiCorp commit to work with developers and bidders to bring at least 100 MW of cost-effective wind resources in service within one year of the close of the transaction.

MEHC and PacifiCorp expect that the commitment to build the Walla-Walla and Path C transmission lines will facilitate up to 400 MW of renewable resource projects with an expected in-service date of 2010. MEHC and PacifiCorp commit to actively work with developers to identify other transmission improvements that can facilitate the delivery of cost effective wind energy in PacifiCorp’s service area. In addition, MEHC and PacifiCorp commit to work constructively with states to implement renewable energy action plans so as to enable PacifiCorp to achieve at least 1,400 MW of cost-effective renewable energy resources by 2015. Such renewable energy resources are not limited to wind energy resources.

42.	MEHC supports and affirms PacifiCorp’s commitment to consider utilization of advanced coal-fuel technology such as super-critical or IGCC technology when adding coal-fueled generation.
43.	Greenhouse Gas Emissions Reductions:
a)

MEHC and PacifiCorp commit to participate in the Environmental Protection Agency’s SF6Emission Reduction Partnership for Electric Power Systems. Sulfur hexafluoride (SF6) is a highly potent greenhouse gas used in the electric industry for insulation and current interruption in electric transmission and distribution equipment. MEHC and PacifiCorp represent that over a 100-year period, SF6 is 23,900 times more effective at trapping infrared radiation than an equivalent amount of CO2, making it the most highly potent, known greenhouse gas. SF6 is also a very stable chemical, with an atmospheric lifetime of 3,200 years. As the gas is emitted, it accumulates in the atmosphere in an essentially un-degraded state for many centuries. Thus, a relatively small amount of SF6 can have a significant impact on global climate change. Through its participation in the SF6partnership, PacifiCorp will commit to an appropriate SF6 emissions reduction goal and annually report its estimated SF6 emissions. MEHC and PacifiCorp represent that this not only reduces greenhouse gas emissions, it saves money and improves grid reliability. Since 1999, EPA’s SF6 partner companies have saved $2.5 million from the avoided gas loss alone. Use of improved SF6 equipment and management practices helps protect system reliability and efficiency.

b)

Within six months after close of the transaction, MEHC and PacifiCorp commit that PacifiCorp will establish a global warming working group composed of representatives of the regulatory, consumer, educational and environmental communities in the six states that PacifiCorp serves, as well as representatives of PacifiCorp and MEHC. PacifiCorp will work with the global warming working group to identify cost-effective measures to reduce PacifiCorp’s greenhouse emissions. PacifiCorp will develop and file with the Commission its strategy, which MEHC supports, for reducing its greenhouse gas emissions.

44.

Working with the affected generation plant joint owners and with regulators to obtain required approvals, MEHC and PacifiCorp commit to install, to the extent cost effective, the equipment likely to be necessary under future emissions control scenarios at a cost of approximately $812 million. Concurrent with any application for an air permit, MEHC and PacifiCorp will discuss its plans regarding this commitment with interested parties and solicit input. While additional expenditures may ultimately be required as future emission reduction requirements become better defined, MEHC believes these investments in emission control equipment are reasonable and environmentally beneficial. The execution of an emissions reduction plan for the existing PacifiCorp coal-fueled facilities, combined with the use of reduced-emissions coal technology for new coal-fueled generation, is expected to result in a significant decrease in the emissions rate of PacifiCorp’s coal-fueled generation fleet. MEHC represents that the investments to which MEHC is committing are expected to result in a decrease in the SO2 emissions rates of more than 50%, a decrease in the NOx emissions rates of more than 40%, a reduction in the mercury emissions rates of almost 40%, and no increase expected in the CO2 emissions rate.

45.	Energy Efficiency and DSM Management:
a)

MEHC and PacifiCorp commit to conducting a company-defined third-party market potential study of additional DSM and energy efficiency opportunities within PacifiCorp’s service areas. The objective of the study will be to identify opportunities not yet identified by the company and, if and where possible, to recommend programs or actions to pursue those opportunities found to be cost-effective. The study will focus on opportunities for deliverable DSM and energy efficiency resources rather than technical potentials that may not be attainable through DSM and energy efficiency efforts. On-site solar and combined heat and power programs may be considered in the study. During the three-month period following the close of the transaction, MEHC and PacifiCorp will consult with DSM advisory groups and other interested parties to define the proper scope of the study. The findings of the study will be reported back to DSM advisory groups, commission staffs, and other interested stakeholders and will be used by the Company in helping to direct ongoing DSM and energy efficiency efforts. The study will be completed within 15 months after the closing on the transaction, and MEHC shareholders will absorb the first $1 million of the costs of the study.

b)

PacifiCorp further commits to meeting its portion of the NWPPC’s energy efficiency targets for Oregon, Washington and Idaho, as long as the targets can be achieved in a manner deemed cost-effective by the affected states.

c)

In addition, MEHC and PacifiCorp commit that PacifiCorp and MEC will annually collaborate to identify any incremental programs that might be cost-effective for PacifiCorp customers. The Commission will be notified of any additional cost-effective programs that are identified.

46.

MEHC and PacifiCorp commit to continue customer service guarantees and performance standards as established in each jurisdiction, provided that MEHC and PacifiCorp reserve the right to request modifications of the guarantees and standards after March 31, 2008, and the right to request termination (as well as modification) of one or more guarantees or standards after 2011. The guarantees and standards will not be eliminated or modified without Commission approval.

47.

MEHC has significant experience in assisting its communities with economic development efforts. MEHC plans to continue PacifiCorp’s existing economic development practices and use MEHC’s experience to maximize the effectiveness of these efforts.

48.

MEHC understands that having adequate staffing and representation in each state is not optional. MEHC understands its importance to customers, to regulators and to states. MEHC and PacifiCorp commit to maintaining adequate staffing and presence in each state, consistent with the provision of safe and reliable service and cost-effective operations.

49.

PacifiCorp will provide public notice and an invitation to encourage stakeholders to participate in the Integrated Resource Plan (IRP) process to consider Commitments 35, 40, 41, 42, 53, and 54. PacifiCorp will hold IRP meetings at locations or using communications technologies that encourage broad participation.

50.

By June 1, 2007 and each June 1 thereafter through June 1, 2011, PacifiCorp will file a report with the Commission regarding the implementation of the Commitments. The report will, at a minimum, provide a description of each of the commitments that have quantifiable results. If any of the commitments sis not being met, relative to the specific terms of the commitment, the report shall provide proposed corrective measures and target dates for completion of such measures. PacifiCorp will make publicly available at the Commission non-confidential portions of the report.

51.

PacifiCorp will maintain its current pension funding policy, as described in the 2005 Actuarial Report, for a period of two years following the close of the transaction. This condition does not affect the Commission’s ability to adopt a different pension funding policy for ratemaking purposes in PacifiCorp’s general rate case proceedings, including the rate case filed on November 29, 2005.

52.

Subject to, and in consideration for, dismissal of all existing proceedings and no commencement of any future state regulatory proceeding against PacifiCorp involving or arising from the SEC PUHCA Audit Report of Scottish Power dated May 11, 2004, MEHC will contribute to PacifiCorp, at no cost to PacifiCorp, MEHC’s stock ownership in the Intermountain Geothermal Company and the associated steam rights (approximately 70% of the total rights) to the steam resources serving PacifiCorp’s Blundell geothermal plant and terminate MEHC’s and Intermountain Geothermal Company’s rights and obligations under the contracts. MEHC will assist PacifiCorp in determining the cost-effectiveness of acquiring the remaining 30% of the rights. No more than six months after the close of the transaction, MEHC will provide parties a clear and complete disclosure statement that details any potential liabilities and risks, identified by or for MEHC, associated with the ownership rights of MEHC in Intermountain Geothermal. MEHC also commits that PacifiCorp customers will not be harmed from the contribution to PacifiCorp of the Intermountain Geothermal steam resources and stock.

53.

Upon closing, MEHC and PacifiCorp commit to immediately evaluate increasing the generation capacity of the Blundell geothermal facility by the amount determined to be cost-effective. Such evaluation shall be summarized in a report and filed with the Commission concurrent with the filing of PacifiCorp’s next IRP. This incremental amount is expected to be at least 11 MW and may be as much as 100 MW. All cost effective increases in Blundell capacity, completed before January 1, 2015, should be counted toward satisfaction of PacifiCorp’s 1400 MW renewable energy goal, in an amount equal to the capacity of geothermal energy actually added at the plant.

54.

MEHC or PacifiCorp commit to commence as soon as practical after close of the transaction a system impact study to examine the feasibility of constructing transmission facilities from the Jim Bridger generating facilities to Miners Substation in Wyoming. Upon receipt of the results of the system impact study, MEHC or PacifiCorp will review and discuss with stakeholders the desirability and economic feasibility of performing a subsequent facilities study for the Bridger to Miners 500 kV transmission project.

California-Specific Commitments

C-1

MEHC commits that the transaction will not diminish in any way PacifiCorp’s ability or willingness to perform its legal obligations associated with the Klamath River hydroelectric system or PacifiCorp’s ability to recover the costs thereof in rates.

C-2	In implementing Commitment 36, PacifiCorp will make cost-effective investments in California to the extent reasonably required to serve load.
C-3

Subject to the costs being recoverable on a timely basis in PacifiCorp’s California retail electric rates, PacifiCorp will continue offering cost-effective demand-side management programs in California.

C-4

PacifiCorp will take the following actions to address extending electrical service to unserved Yurok, Hoopa Valley, Karuk or other Indian communities located within PacifiCorp’s allocated service territory. Following the closing of the transaction by MEHC and commencing within 30 days of receipt by PacifiCorp of a request for service by the Tribe(s), PacifiCorp will undertake good faith discussions with the affected Tribes, the Commission’s Energy Division and Office of Ratepayer Advocates,

Pacific Gas & Electric Company, and other appropriate stakeholders, regarding such extension in electrical service. PacifiCorp will consider a reasonable range of options for rural electrification consistent with PacifiCorp’s filed tariff regarding line extensions. PacifiCorp will conclude the discussion regarding rural electrification within 1 year of the closing and will at that time file an application or other pleading: (A) seeking permission to extend electrical service to these specified areas or (B) stating its decision not to extend service, and the basis therefore.

C-5

PacifiCorp will provide $150,000 per year for three years to fund a study to be jointly administered by U.S. Environmental Protection Agency (EPA or lead agency), CalEPA’s North Coast Regional Water Quality Control Board, California Department of Fish and Game, Del Norte, Humboldt, Klamath and Siskiyou County health agencies, the Klamath, Yurok, Karuk and Hoopa Valley Tribes, Oregon Department of Environmental Quality, Oregon Department of Fish and Wildlife, U.S. Fish and Wildlife Service, and the National Marine Fisheries Service. The study will be conducted by an independent consultant acceptable to EPA and PacifiCorp. The study purpose is to identify the presence, distribution, and possible causes of blue-green algae (including Microsystis aeruginosa and any other similar toxic species of such algae, hereinafter referred to as “microsystis”), and their toxins, within the Klamath Basin. Within 60 days of the closing of the transaction by MEHC, PacifiCorp will ask that EPA convene, and PacifiCorp will participate in, a working group of the above-referenced governmental agencies, in order to design the study protocols and oversee the study implementation. All Settlement Parties acknowledge that the active participation of governmental agencies and full public accessibility to the monitoring information will assist in addressing the presence of microsystis in the Klamath Basin. All study data will be publicly available.

PacifiCorp will cooperate in appropriate implementation efforts to support the study, and will cooperate in providing information for grant applications to secure additional (including public) funding for the study. However, neither the provision of funds for this study nor participation in the study constitutes an admission by PacifiCorp or MEHC of any responsibility or legal liability for microsystis outbreaks, nor shall it be deemed as such by any Settlement Party.

C-6	PacifiCorp will provide an opportunity for the Settlement Parties to discuss implementation of Commitment 44 and will provide advance notice of same to the Settlement Parties in the California docket.

C-7

By June 1, 2007 and each June 1 thereafter through 2011, PacifiCorp will file a supplemental report with the CPUC regarding the implementation of the California State-Specific Commitments specified herein. The report will, at a minimum, provide a description of the performance of each of the specified commitments that have quantifiable results. If any of the commitments specified herein is not being met, relative to the specific terms of the commitment, the report shall provide proposed corrective measures and target dates for completion of such measures. The Commitments subject to this reporting requirement are C2, C4, and C5.

C-8

Berkshire Hathaway acknowledges the Commitments made by MEHC and PacifiCorp and will not impede satisfaction of the Commitments. Berkshire Hathaway acknowledges that it is bound by Commitments 4, 5, and 18, and that it is subject to Commitments that are applicable to the affiliates of PacifiCorp and MEHC; provided, however, that Berkshire Hathaway does not guarantee or agree to be responsible for performance of Commitments made by MEHC and PacifiCorp.

C-9

MEHC and PacifiCorp commit to $142.5 million (total company amount) of offsetable rate credits as reflected in Appendix 2 and as described in the following Commitments C-10 through C-14. These rate credits will be reflected in rates on the effective date of new rates as determined by the Commission in a general rate case. The rate credits will terminate on December 31, 2010, to the extent not previously offset, unless otherwise noted. The rate credits in Commitments C-10 and C-14 are subject to deferred accounting as specified therein. Where total company values are referenced, the amount allocated to California will equal the California-allocated amount using Commission-adopted allocation factors.

C-10a

MEHC and PacifiCorp commit to reduce the annual non-fuel costs to PacifiCorp customers of the West Valley lease by $0.417 million per month (total company) or an expected $3.7 million in 2006 (assuming a March 31, 2006 transaction closing), $5 million in 2007 and $2.1 million in 2008 (the lease terminates May 31, 2008), which shall be the amounts of the total company rate credit. Beginning with the first month after the close of the transaction to purchase PacifiCorp, California’s share of the monthly rate credit will be deferred for the benefit of customers and accrue interest at PacifiCorp’s authorized rate of return. (This commitment is reflected in Row 1 of Appendix 2 to the Oregon Settlement.)

C-10b.

This commitment is offsetable, on a prospective basis, to the extent PacifiCorp demonstrates to the Commission’s satisfaction, in the context of a general rate case, that such West Valley non-fuel cost savings:

i)	Are reflected in PacifiCorp’s rates; and,
ii)

There are no offsetting actions or agreements by MEHC or PacifiCorp for which value is obtained by PPM or an affiliated company, which, directly or indirectly, increases the costs PacifiCorp would otherwise incur.

C-11a

MEHC and PacifiCorp will hold customers harmless for increases in costs retained by PacifiCorp that were previously assigned to affiliates relating to management fees. The total company amount assigned to PacifiCorp’s affiliates is $1.5 million per year, which is the amount of the total company rate credit. This commitment expires on December 31, 2010. This Commitment is in lieu of Commitment 39, and a state must choose between this Commitment C11 and Commitment 39. (The commitment is reflected in Row 2 of Appendix 2 of the Oregon Settlement).

C-11b	This commitment is offsetable to the extent PacifiCorp demonstrates to the Commission’s satisfaction, in the context of a general rate case the following:
i)	Corporate allocations from MEHC to PacifiCorp included in PacifiCorp’s rates are less than $7.3 million;
ii)	Costs associated with functions previously carried out by parents to PacifiCorp and previously included in rates have not been shifted to PacifiCorp or otherwise included in PacifiCorp’s rates; and
iii)

Costs have not been shifted to operational and maintenance accounts (FERC accounts 500-598), customer accounts (FERC accounts 901-905), customer service and informational accounts (FERC accounts 907-910), sales accounts (FERC accounts 911-916), capital accounts, deferred debit accounts, deferred credit accounts, or other regulatory accounts.

C-12a

MEHC commits to use an existing, or form a new, captive insurance company to provide insurance coverage for PacifiCorp’s operations. The costs of forming such captive will not be reflected in PacifiCorp’s regulated accounts, nor allocated directly or indirectly to PacifiCorp. Such captive shall be comparable in costs and services to that previously provided through ScottishPower’s captive insurance company Dornoch. MEHC further commits that insurance costs incurred by PacifiCorp from the captive insurance company for equivalent coverage for calendar years 2006 through 2010, inclusive, will be no more than $7.4 million (total company). Oregon Commission Staff has valued the potential increase in PacifiCorp’s total company revenue requirement from the loss of ScottishPower’s captive insurance affiliate as $4.3 million annually, which shall be the amount of the total company rate credit. This commitment expires on December 31, 2010.

C-12b

This commitment is offsetable if PacifiCorp demonstrates to the Commission’s satisfaction, in the context of a general rate case, the costs included in PacifiCorp’s rates for such insurance coverage is not more than $7.4 million (total company). (This commitment is reflected in Row 3 in Appendix 2 of the Oregon Settlement.)

C-13a

MEHC and PacifiCorp will hold customers harmless for increases in costs resulting from PacifiCorp corporate costs previously billed to PPM and other former affiliates of PacifiCorp. Oregon Commission Staff has valued the potential increase in total company revenue requirement if these costs are not eliminated as $7.9 million annually (total company) through December 31, 2010 and $6.4 million annually (total company) from January 1, 2011 through December 31, 2015, which shall be the amounts of the total company rate credit. This commitment shall expire on the earlier of December 31, 2015 or when PacifiCorp demonstrates to the Commission’s satisfaction, in the context of a general rate case, that corporate costs previously billed to PPM and other former affiliates have not been included in PacifiCorp’s rates. This Commitment is in lieu of Commitment 39, and a state must choose between this Commitment C13 and Commitment 39.

C-13b.

This commitment is offsetable to the extent PacifiCorp demonstrates to the Commission’s satisfaction, in the context of a general rate case, that corporate costs previously billed to PPM and other former affiliates have not been included in PacifiCorp’s rates. (The commitment is reflected in Row 4 of Appendix 2 of the Oregon Settlement.)

C-14a

MEHC and PacifiCorp commit that PacifiCorp’s total company A&G costs will be reduced by $6 million annually based on the A&G categories, assumptions, and values contained in Appendix 3 titled, “UM 1209 A & G Stretch”. The maximum amount of the total company rate credit in any year is $6 million per year. This commitment expires December 31, 2010. Beginning with the first month after the close of the transaction, California’s share of the $0.5 million monthly rate credit will be deferred for the benefit of customers and accrue interest at PacifiCorp’s authorized rate of return. This Commitment is in lieu of Commitments 23 and U 23 from the Utah settlement, and a state must choose between this Commitment C14 and Commitments 23 and U 23.

C-14b

The credit will be offsetable, on a prospective basis, for every dollar that PacifiCorp demonstrates to the Commission’s satisfaction, in a subsequent general rate case, that total company A&G expenses included in PacifiCorp’s rates are less than $6 million above the “stretch Goal” and have not been shifted to other regulatory accounts. The 2006 Stretch Goal will be $222.8 million. Subsequent Stretch Goals shall equal the 2006 Stretch Goal multiplied by the ratio of the Global Insight’s Utility Cost Information Service (UCIS)-Administrative and General – Total Operations and Maintenance Index (INDEX CODE Series JEADGOMMS), for the test period divided by the 2006 index value. If another index is adopted in a future PacifiCorp case, that index will replace the aforementioned index and will be used on a prospective basis only. If this occurs, the Stretch Goal for future years will equal the Stretch Goal from the most recent calendar year multiplied by the ratio of the new index for the test period divided by the new index value for that same most recent calendar year.

C-15a

In the event of a ratings downgrade by two or more rating agencies of PacifiCorp’s senior long-term debt that occurs within 12 months after the Commission approves the Transaction or issues an order adopting acquisition commitments from other PacifiCorp states, whichever, comes later (the “Baseline Date”), and at least one such agency identifies issues related to MEHC’s acquisition of PacifiCorp as a cause of the ratings downgrade, the assumed yield for any incremental debt issued by PacifiCorp after the downgrade will be reduced by 10 basis points for each notch that PacifiCorp is downgraded below PacifiCorp’s rating on the Baseline Date. Such adjustment will continue until the debt is no longer outstanding. In the case where one rating agency issues a rating downgrade, but not two or more rating agencies, denoted as a split rating, the adjustment shall be 5 basis points for each notch. The adjustment imposed by this commitment will be eliminated for debt issuances following the ratings upgrade of PacifiCorp equal to the rating on the Baseline Date. This Commitment is in lieu of Commitment 38, and a state must choose between this Commitment C-15 and Commitment 38.

C-15b

In the event that debt issued by PacifiCorp within 12 months after the Baseline Date is recalled and refinanced, PacifiCorp agrees to hold customers harmless, for the term of the debt, as compared to the revenue requirements pursuant to subparagraph a) and its basis point reductions, of the originally financed debt.

C-16a

MEHC commits that immediately following the closing of the transaction, the acquiring company (PPW Holdings LLC) will have no debt in its capital structure. MEHC and PacifiCorp commit that the consolidated capital structure of PPW Holdings LLC will not contain common equity capital below the following percentages of its Total Capital as defined in Commitment 19b:

•	48.25% from the date of the close of the transaction through December 31, 2008;
•	47.25% from January 1, 2009 through December 31, 2009;
•	46.25% from January 1, 2010 through December 31, 2010;
•	45.25% from January 1, 2011 through December 31, 2011;
•	44.00% after December 31, 2011.
C-16b	MEHC and PacifiCorp commit that the consolidated capital structure of PPW Holdings LLC will not contain common equity capital below 35% of its Total Adjusted Capital as defined in Commitment 19c.
C-16c

MEHC will provide the Commission 30 days prior notice if PPW Holdings LLC intends to issue debt. MEHC and PacifiCorp acknowledge that if PPW Holdings LLC does issue debt, the Commission has the authority pursuant to a re-opener under California Public Utilities Code §854, limited to the consideration of additional ring-fencing provisions that may be appropriate.

C-17

Within three months of closing of the transaction, MEHC commits to obtain a non-consolidation opinion that demonstrates that the ring fencing around PPW Holdings LLC is sufficient to prevent PPW Holdings LLC and PacifiCorp from being pulled into an MEHC bankruptcy. MEHC commits to promptly file such opinion with the Commission. If the ring-fencing provisions of this agreement are insufficient to obtain a non-consolidation opinion, MEHC agrees to promptly undertake the following actions:

a)	Notify the Commission of this inability to obtain a non-consolidation opinion.
b)	Propose and implement, upon Commission approval, such ring-fencing provisions that are sufficient to prevent PPW Holdings LLC from being pulled into an MEHC bankruptcy.
c)	Obtain a non-consolidation opinion.
C-18

MEHC and PacifiCorp commit that PacifiCorp will not make any dividends to PPW Holdings LLC or MEHC if PacifiCorp’s unsecured debt rating is BBB- or lower by S & P or Fitch (or Baa3 or lower by Moody’s), as indicated by two of the three rating agencies.

C-19

MEHC commits to provide shareholder funding to hire a consultant to study and design for possible implementation of an arrearage management project for low-income customers that could be made applicable to California and other states that PacifiCorp serves. PacifiCorp will provide a resource for facilitation of a working group to oversee the project. The study shall commence no later than 180 days after close of the transaction and be completed, through the issuance of a formal report to the Commission, no later than 365 days after close of the transaction. MEHC recognizes that such a program may have to be tailored to best fit the unique low-income environment of each individual state. The project will be developed by PacifiCorp in conjunction with the relevant regulatory and governmental agencies, low-income advocates, and other interested parties in each state that is interested in participating. The goals for the project will include reducing service terminations, reducing referral of delinquent customers to third party collection agencies, reducing collection litigation and reducing arrearages and increasing voluntary customer payments of arrearages. The costs of this study will be at least $66,000 on a total company basis paid for by shareholders. If less than six states participate, the amount of the shareholder funds will be reduced proportionally.

C-20

MEHC and PacifiCorp commit to a total contribution level for California low-income bill payment assistance in the amount of $30,000 annually, for a five-year period beginning July 1, 2006. The contributions may be comprised of contributions from corporate, employee, other sources, and customer donations. The corporate contribution will be recorded in non-utility accounts. Before the end of the five-year period, MEHC and PacifiCorp commit to work with low-income advocates and customer groups to evaluate additional contributions.

C-21

To the extent available, MEHC and PacifiCorp commit to have 400 MW of cost effective new renewable resources in PacifiCorp’s generation portfolio by December 31, 2007. The 400 MW will include Wolverine Creek (64.5 MW) and Cove Fort (42 MW). MEHC and PacifiCorp will analyze the projects consistent with applicable regulatory rules and orders in effect at the time and as informed by the IRP. Resource identification shall be performed using an RFP procedure. If PacifiCorp fails to meet this 400 MW target it will disclose to signatories (excluding any bidders and affiliates of bidders) the cost-effectiveness analysis it used when rejecting the lowest cost projects. PacifiCorp shall file a report, on the status of meeting this target, with the Commission no later than six months after close of the transaction. In evaluating acquisition of renewable energy, all other things being equal, MEHC and PacifiCorp will not prefer ownership of facilities.

C-22a

Concurrent with its next IRP filing, PacifiCorp commits to file a ten-year plan for achieving the 1400 MW renewables target, including specific milestones over the ten years when resources will be added. The filing will include a ten-year plan for installing transmission that will facilitate the delivery of renewable energy and the achievement of its 2015 goal of at least 1400 MW of cost-effective renewable energy. Within six (6) months after the close of the transaction, MEHC and PacifiCorp will file with the Commission a preliminary plan for achieving the 1400 MW renewable target.

C-22b	PacifiCorp commits to address as part of its next IRP the appropriate role of incremental hydropower projects in meeting the 1400 MW renewables target.
C-23

MEHC and PacifiCorp commit to form an IGCC Working Group, sponsored by PacifiCorp to discuss various policy and technology issues associated with IGCC, carbon capture, and sequestration. Working Group members would include representatives from major stakeholder and regulatory groups, PacifiCorp and MEHC officials, and others as appropriate. The Working Group will include California stakeholders as well. Some issues and challenges to development that would be considered by the Working Group would include:

•	the status of development of carbon sequestration policy and methods, including requirements for monitoring and verifying sequestration options;
•	information sharing, so that, to the extent possible, all parties develop a shared understanding of expected IGCC technology benefits, expected capital and O&M costs, and potential risks;
•	information sharing to understand such terms and associated requirements with concepts such as “carbon capture ready” and “permanent sequestration”;
•	issues related to technology of and permitting for IGCC air emissions, waste disposal, water use and site usage;
•	commercial terms and conditions associated with IGCC plant development, construction, and maintenance; and
•	implications of Utah SB 26 on development of IGCC plants given the implications of long development lead times, development costs, project risk, and cost uncertainty.

•

the allocation of risk between shareholders and ratepayers of additional carbon dioxide emissions in the event PacifiCorp proceeds with a coal unit that is not able to capture and store carbon emissions.

•	The IGCC Working Group would meet periodically to discuss the above issues and identify possible solutions, and to stay abreast of the evolving technology and commercial environment.
C-24	MEHC and PacifiCorp commit to the following:
a)

MEHC and PacifiCorp commit to study the economics and viability of an IGCC option and will present the results of this study as a resource alternative to inform the resource selection and RFP process under consideration in Utah Docket 05-035-47. PacifiCorp will also file the results of this study and the draft RFP with the CPUC for review and public comment. PacifiCorp will suggest procedural schedules that will facilitate this commitment. As soon as practical, but not later than three months after the closing of the transaction, PacifiCorp will provide to the parties estimated cost and timeline ranges for completion of an IGCC project, as well as potential resource alternatives if an IGCC design is not reasonably achievable in time to economically meet the resource need presently identified in 2012 from a customer and shareholder perspective.

b)

PacifiCorp will perform initial conceptual and siting studies, general feasibility studies, and, where appropriate, other more detailed studies and engineering work, for an IGCC plant for the 2014 resource need identified in the October 2005 IRP Update. The studies will include an evaluation of the expected cost and performance impacts of constructing a plant to be carbon capture ready. These studies will be performed in parallel with similar studies to evaluate other generation technologies. Such studies will be completed within the next IRP cycle.

c)

PacifiCorp will include a utility self-build option of an IGCC unit in any RFPs for the 2014 and later non-renewable resource needs, whether or not the IGCC option is found to be PacifiCorp’s preferred cost-based alternative, and present PacifiCorp’s evaluation of the IGCC option against another self-build alternative(s) as part of the Utah SB 26 process. This will include an evaluation of the cost and performance impacts of the IGCC resource being constructed to be carbon capture ready.

(END OF APPENDIX D)